As filed with the Securities and Exchange Commission on July 30, 2004
                                                           Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                GENIO GROUP, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                             423920                       22-3360133
(State or other jurisdiction of       (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)        Classification Code Number)        Identification No.)

                     1120 AVENUE OF THE AMERICAS, SUITE 4020
                            NEW YORK, NEW YORK 10036
                                 (212) 626-6702
   (Address and telephone number of registrant's principal executive offices)

                     SHAI BAR-LAVI, CHIEF EXECUTIVE OFFICER
                                GENIO GROUP, INC.
                     1120 AVENUE OF THE AMERICAS, SUITE 4020
                            NEW YORK, NEW YORK 10036
                               TEL: (212) 626-6702
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
                             HENRY I. ROTHMAN, ESQ.
                      JENKENS & GILCHRIST PARKER CHAPIN LLP
                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10174
                               TEL: (212) 704-6000
                            FACSIMILE: (212) 704-6288

   Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                             CALCULATION OF REGISTRATION FEE
---------------------------- ---------------------- ----------------------- ------------------------- ----------------------
    Title of Each Class                                Proposed Maximum         Proposed Maximum
    of Securities to be          Amount to be         Offering Price Per       Aggregate Offering           Amount of
        Registered                Registered                Share                  Price (1)            Registration Fee
---------------------------- ---------------------- ----------------------- ------------------------- ----------------------
Common stock, $.0001 par
   value per share                16,652,145                $0.435              $7,243,683.08              $917.78
---------------------------- ---------------------- ----------------------- ------------------------- ----------------------

     (1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended using the average of the high and low price as reported by the OTC Bulletin Board on July 28, 2004.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JULY 30, 2004

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS



                                GENIO GROUP, INC.

                        16,652,145 SHARES OF COMMON STOCK

         We are registering up to 16,652,145 shares of our common stock for offer or sale by the selling security holders named in this prospectus. Of the shares being registered, 9,342,860 shares have been issued to the selling security holders and 7,309,285 shares are issuable upon exercise of warrants issued to the selling security holders. The selling security holders may offer or sell all or a portion of their shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the securities owned by the selling security holders. We may receive proceeds in connection with the exercise of the warrants, the underlying shares of which may in turn be sold by the selling security holders under this prospectus. There is no assurance that any of the warrants will ever be exercised for cash, if at all.

         Our common stock is traded and quoted on the Over the Counter Bulletin Board under the symbol "GNOI.OB". On July 28, 2004, the last reported sale price of our common stock was $0.43. As of June 30, 2004 we had 26,238,918 shares of common stock issued and outstanding.

         Our executive offices are located at 1120 Avenue of the Americas, Suite 4020, New York, New York 10036 and our telephone number is (212) 626-6702.

         THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                             -----------------------



                    The date of this prospectus is ___, 2004

                                TABLE OF CONTENTS


SUMMARY........................................................................1
RISK FACTORS...................................................................3
FORWARD LOOKING STATEMENTS.....................................................8
USE OF PROCEEDS................................................................8
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.......................8
DIVIDENDS......................................................................9
SELECTED CONSOLIDATED FINANCIAL DATA...........................................9
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................10
DESCRIPTION OF BUSINESS.......................................................14
DESCRIPTION OF PROPERTY.......................................................20
LEGAL PROCEEDINGS.............................................................21
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS..................21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................26
SELLING SECURITY HOLDERS......................................................27
PLAN OF DISTRIBUTION..........................................................30
DESCRIPTION OF SECURITIES.....................................................31
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
  ACT LIABILITIES.............................................................31
LEGAL MATTERS.................................................................32
EXPERTS.......................................................................32
WHERE YOU CAN FIND MORE INFORMATION...........................................32
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1



         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Applicable rules of the Securities and Exchange Commission may require us to update this prospectus in the future.

                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

                                   THE COMPANY

         Genio Group, Inc. and its consolidated subsidiaries, is engaged in the development and marketing of entertainment and leisure products. Genio, Inc., a New York corporation and wholly-owned subsidiary which conducts our current operations and was acquired in July 2003 and was formed in May 2003 under the name "Tele-V, Inc."

         We are a start-up developer and marketer of entertainment and leisure products whose management team has substantial experience in consumer product marketing. Our company holds a worldwide license with Marvel Enterprises, Inc. and Marvel Characters, Inc. to manufacture and sell specific categories of products built around the globally recognizable Marvel Super Heroes(R), including Spider-Man(TM), The Incredible Hulk(TM), X-Men(TM), Elektra(TM), Daredevil(TM) and the Fantastic Four(TM). We have launched a new Genio Card(TM) collection which is a trading card series designed to provide children with unique entertainment and educational experience made more accessible through the colorful Marvel Super Heroes(R). The Genio Cards(TM) take kids on a journey through 340 subject categories: from the birth of our universe and the outer reaches of space, to the traditions of martial arts and death-defying feats of extreme sports. We believe that as children collect and play with Genio Cards(TM) featuring original artwork, they learn about new topics and test their knowledge with the Genio Power Challenge which challenges players to match wits using their newly discovered facts from the Genio Cards(TM). We launched the sale of the Genio Card(TM) collection in August 2003 and we have subsequently received orders for the Genio Card(TM) trading cards from large retailers such as Wal-Mart, Target, K-Mart, Toys-R-Us, Walgreens, CVS and Blockbuster. On September 30, 2003 we entered into a distribution agreement with Tomy U.K. Ltd., whereby Tomy has been granted the exclusive distribution rights for the Genio Card(TM) collection and accessories in the United Kingdom and the British Isles. We are also focusing on securing additional distribution agreements in other European territories as well as around the globe for the distribution and sale of Genio Cards(TM).

         In February 2004 we entered into a license agreement with Spin Master, Ltd., a leading Canadian developer and North American distributor of Mighty Beanz(TM), for the use of Mighty Beanz characters in a new Genio Cards(TM) series that we launched in April 2004. Mighty Beanz are one of the most popular current children's collectables in North America. The license agreement provides us with access to hundreds of Mighty Beanz characters for use in a collectible card series aimed at children ages 7 through 13 in North America. The initial launch of the Mighty Beanz series of Genio Cards consisted of two 40-card Starter Decks, each of which includes one free Mighty Beanz toy and a 9-card booster pack. The first card series features a total of 90 different cards. In March 2004 we entered into a licensing agreement with Moose Enterprises Pty Ltd for the distribution of Mighty Beanz(TM) in the rest of the world outside North America.

         On May 27, 2004 we signed an exclusive agreement to market, promote, distribute and sell Gupi products in the United States and Canada. Gupi is a high-tech, electronic guinea pig that looks, feels and acts like a real guinea pig. As part of the agreement, we were granted the right of first refusal to secure distribution rights in additional countries throughout the world. We expect to begin shipping Gupi products in Fall 2004.

         Our principal executive offices are located at 1120 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 626-6702. Our corporate website is located at http://www.genioinc.com. Information contained on our website does not constitute part of this prospectus.

                               ABOUT THE OFFERING

Ordinary shares which may be sold
by the Selling Shareholders:            16,652,145

Ordinary shares to be outstanding
after this offering:                    42,891,063

Use of proceeds:                        We will not receive any of the  proceeds
                                        from the sale of the securities owned by
                                        the  selling  security  holders.  We may
                                        receive  proceeds in connection with the
                                        exercise of the warrants, the underlying
                                        shares  of which  may in turn be sold by
                                        the selling  security holders under this
                                        prospectus.   We   intend   to  use  any
                                        proceeds  from the  exercise of warrants
                                        for working  capital  and other  general
                                        corporate   purposes.    There   is   no
                                        assurance that any of the warrants will ever be exercised for cash, if at all.

Risk factors:                           An investment in our securities involves
                                        a high degree of risk and could result in a loss of your entire investment.
                                        Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption
                                        "Risk Factors" beginning on page 3.

Over the Counter Bulletin
Board Symbol:                           GNOI.OB


                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table presents certain selected historical consolidated financial data. The historical consolidated financial information as of and for the fiscal year ended September 30, 2003 has been derived from our consolidated financial statements, which have been audited by Radin Glass & Co., LLP, independent accountants. You should read carefully the consolidated financial statements included in this prospectus, including the notes to the consolidated financial statements and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                            MAY 14, 2003
                                              SIX MONTHS ENDED         (INCEPTION) THROUGH
                                               MARCH 31, 2004            SEPTEMBER 30, 2003
                                                  UNAUDITED                    AUDITED
STATEMENT OF OPERATIONS DATA

Net sales                                         $2,378,139                  $ 1,292,352
Loss from operations                             (2,358,090)                  (5,444,162)
Net loss                                         (2,504,037)                  (5,494,162)
Net loss per share - basic and diluted               ($0.10)                      ($0.22)


                                      MARCH 31, 2004        SEPTEMBER 30, 2003
                                        UNAUDITED                 AUDITED
BALANCE SHEET DATA

Total assets                            $2,953,340              $ 2,860,311
Total current liabilities               1,178,264                1,066,579
Stockholders equity                     1,775,076                1,793,732
Long term debt                              -                        -

                                  RISK FACTORS

         You should consider carefully the general discussion of risk factors set forth under the caption "Risk Factors" in our Form 10-KSB and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-QSB before making your investment decision, as well as those contained in the any filing with the Commission subsequent to the date of this prospectus. The risks set forth in our 10-KSB and 10-QSB are not the only risks we face. Additional risks that we do not yet know of or that we currently judge to be immaterial also may impair our business operations. If any of the events or circumstances described in the aforementioned risks or other materials actually occurs, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         RISKS RELATED TO OUR OPERATIONS

WE HAVE ALWAYS HAD LOSSES, AND WE CANNOT ASSURE FUTURE PROFITABILITY.

         We have always had operating losses. We have never been profitable and we may never become profitable. We reported operating losses of ($5,494,162) for the period commencing on May 14, 2003 (inception) to September 30, 2003 and losses of ($2,504,037) for the six-month period ending March 31, 2004. We expect to continue to incur net losses until sales generate sufficient revenues to fund our continuing operations. We may fail to achieve sufficient revenues from sales to achieve or sustain profitability. There can be no assurance of when, if ever, we will be profitable or be able to maintain profitability. Our inability to meet those needs could have a material adverse effect on our business, results of operations and financial condition.

WE FACE SUBSTANTIAL CAPITAL REQUIREMENTS AND FINANCIAL RISKS.

         The manufacturing, sale, marketing and distribution of our Genio Cards(TM) and Mighty Beanz(TM) cards require a significant amount of capital. A significant amount of time may elapse between our expenditure of funds and the receipt of commercial revenues from the sale and distribution of our products. This time lapse requires us to fund a significant portion of our capital requirements from existing capital. Although we intend to seek to reduce some of the risks of our capital requirements through distribution agreements with third parties in certain foreign territories outside of the United States that require such third parties to undertake to incur marketing expenses for the marketing of our products, we cannot assure you that we will be able to implement successfully these arrangements or that we will not be subject to substantial financial risks relating to the manufacture, marketing and sale of Genio Cards(TM), Mighty Beanz(TM) cards and additional products that we may undertake to develop, manufacture, market and sell commercially. If we increase our development of commercial products, we may be required to increase overhead, hire additional employees and incur related expenses and consequently bear greater financial risks. Any of the foregoing could have a material adverse effect on our business, results of operations or financial condition.

         Actual production costs for products such as Genio Cards(TM) and Mighty Beanz(TM) cards often exceed their budget, sometimes significantly. The production, completion and distribution of products such as Genio Cards(TM) are subject to a number of uncertainties, including delays and increased expenditures due to events beyond our control. We may suffer cost overruns and delays that frustrate completion of manufacturing sufficient quantities of Genio Cards(TM) and Mighty Beanz(TM) for sale to retailers and distributors. If we are unable to manufacture sufficient quantities of Genio Cards(TM) and Mighty
Beanz(TM) cards to meet orders from retailers or distributors, we may lose substantial sales of Genio Cards(TM) and Mighty Beanz(TM) cards which could have a material adverse effect on our business, results of operations and financial condition.

OUR REVENUES AND RESULTS OF OPERATIONS MAY FLUCTUATE SIGNIFICANTLY.

         Our revenues and results of operations depend significantly upon the commercial success of the Genio Cards(TM) and Mighty Beanz(TM) cards that we sell and distribute, which cannot be predicted with certainty. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. We only began the commercial sale of Genio Cards(TM) in August 2003, Mighty Beanz(TM) cards in April 2004 and Gupi commercial sales will commence not earlier than the fall of 2004. Therefore, we cannot predict with any certainty whether there will be sufficient consumer demand for our Genio Cards(TM), Mighty Beanz(TM) cards or Gupi to ever result in any profitability. Even if we are profitable in the sale of Genio Cards(TM) , Mighty Beanz(TM) cards and Gupi it is uncertain how long and at what level we will be profitable. The Genio Cards(TM) are designed primarily for sale to children ages 6-12 and Mighty Beanz(TM) cards are designed primarily for sale to children ages 7-13 and there is no reasonable means to gauge the level of interest that children will have for buying Genio Cards(TM) and Mighty Beanz(TM) cards or in persuading their parents to buy Genio Cards(TM) and Mighty Beanz(TM) cards for them or whether parents will have an interest in purchasing Genio Cards(TM) and Mighty Beanz(TM) cards for their children. In November 2003, we commenced placing commercials on cable and television stations in certain areas of the United States to advertise our Genio Cards(TM) but we cannot assure that sufficient consumer demand for Genio Cards(TM) will be created through such advertisements. In May 2004 we commenced placing commercials on national children's television networks for Mighty Beanz. We cannot assure that such advertising will result in significant consumer demand.

OUR RECENTLY LAUNCHED GENIO CARDS(TM) AND MIGHTY BEANZ(TM) PRODUCTS HAVE A SHORT OPERATING HISTORY AND OUR GUPI PRODUCT WILL COMMENCE SALES IN THE FALL OF 2004

         We recently acquired the Genio Card(TM) business in July 2003 and the Genio Cards(TM) were only recently created in the spriNG of 2003 and first offered for commercial sale in August 2003. On January 23, 2004 we entered into the license agreements for the Mighty Beanz(TM) cards, which were first offered for commercial sale in April 2004. On May 27, 2004 we entered into the Gupi MarketiNG Agreement and we will commence commercial sales of the Gupi only in the fall of 2004. These businesses are at their beginning stage in the consumer products business and there can be no assurance that we will be able to operate these businesses successfully. Our Genio Cards(TM) and Mighty Beanz(TM) cards are presently our major products. We can offer no assurance that we will be successfuL in operating a consumer products company or that we will be able to successfully produce, market and sell Genio Cards(TM), Mighty BeanZ(TM) cards and Gupi. Because we are significantly smaller than our competitors, we may lack the financial resources needed to produce, market and sell Genio Cards(TM), Mighty Beanz(TM) cards and Gupi successfully.

WE HAVE VERY FEW DISTRIBUTION AGREEMENTS WITH THIRD PARTY DISTRIBUTORS.

         We do not have formal distribution agreements with third party distributors to secure sales of Genio Cards(TM) and MighTY Beanz(TM) cards. On September 30, 2003 we entered into an agreement with a distributor (TOMY UK Ltd.) to distribute Genio CardS(TM) exclusively in the United Kingdom, British Islands and Southern Ireland. We cannot assure you that our distribution agreements will be renewed or that we will be able to secure other distribution agreements for other countries on acceptable terms, if at all. Without multiple distribution agreements our revenues may be subject to greater volatility, which could have a material adverse effect on our business, results of operations or financial condition.

WE HAVE A SMALL NUMBER OF CUSTOMERS IN THE RETAIL INDUSTRY.

         We rely on a few major customers in realizing our revenues. A small number of retailers, including Wal-Mart, Target, K-Mart, Walgreens, Blockbuster, CVS, and Toys-R-Us account for a significant percentage of our Genio Card(TM) and Mighty Beanz(TM) CARds revenues. We do not have long-term agreements with any of these customers. We cannot assure you that we will continue to maintain favorable relationships with these customers or that they will not be adversely affected by economic conditions. If any of these retailers reduce or cancel a significant order, it could have a material adverse effect on our business, results of operations or financial condition.

OUR INABILITY TO RETAIN COMMERCIALLY VALUABLE INTELLECTUAL PROPERTY LICENSES MAY RESULT IN REDUCED SALES.

         Our Genio Cards(TM) embody trademarks, trade names and copyrights licensed to us by a third party, Marvel, which entitles us TO use in the Genio Cards(TM) globally recognized Marvel Super Heroes(TM) including Spider-Man(TM), the Incredible Hulk(TM), X-Men(TM), Elektra(TM), Daredevil(TM) and the Fantastic Four(TM). We may not be successful in maintaining or renewing the license to these property rights THat have significant commercial value. The loss of this license could limit our economic success. Our license for the Genio Cards(TM) hAS resulted in revenues of $3,670,491 (100% of revenues) during the period from July 21, 2003, the date of our acquisition of the Genio Card(TM) business through March 31, 2004. The Marvel license agreement relating to these rights extends through June 30, 2005. We cannot assure stockholders that our Marvel license will be extended on reasonable terms or at all. This agreement is terminable upon the occurrence of a number of events. Our failure to manufacture and sell meaningful quantities of each item, class, part or category of the children's educational cards and supporting book or our failure to manufacture and sell the children's educational cards and supporting book using each character of Marvel for any consecutive three month period shall give Marvel the right to terminate the license specifically with respect to any such item, class, part or category of the children's educational cards and supporting book not so used and/or with respect to any character of Marvel not so used. Further, if we fail to pay Marvel the sum of $500,000 in royalties on or before June 30, 2004, the Marvel license shall become non-exclusive for the remainder of the term of the agreement. We did not pay Marvel by June 30, 2004 the required amount in royalties in order to comply with the foregoing requirement.

         Our Mighty Beanz(TM) cards embody artwork, logos and other distinctive creative elements licensed to us by Spin Master, whiCH entitles us to manufacture and sell the Mighty Beanz(TM) cards within the United States and Canada and by Moose Enterprises for the reST of the world. We may not be successful in maintaining or renewing the licenses to these property rights that have significant commercial value. The loss of either of these licenses could limit our economic success. We cannot assure stockholders that our Spin Master and Moose Enterprises licenses will be extended on reasonable terms or at all. The Spin master license agreement relating to these rights extends through April 30, 2006. This agreement is terminable upon the occurrence of a number of events.

         The Moose Enterprises license agreement relating to these rights extends through January 31, 2007. This agreement is terminable upon the occurrence of a number of events.

OUR ABILITY TO EXPLOIT OUR GENIO(TM) AND MIGHTY BEANZ(TM) BRANDS MAY BE LIMITED.

         We launched the commercial sale of Genio Cards(TM) in August 2003 and the commercial sale of Mighty Beanz(TM) cards in APRil 2004. We would like to create new products under the brand name Genio(TM). We cannot predict that we will be able to develop any nEW products under the brand name Genio(TM) or whether if we do develop any new products under the brand name Genio(TM) whether they WIll generate any revenues or result in any profits for our company. We have limited resources available to engage in marketing of the Genio(TM) brand to create consumer awareness of our consumer products brand. We depend on Genio Cards(TM) and Mighty Beanz(TM) FOr our revenues. If we cannot develop new products or acquire new products or license new products through production, distribution agreements, acquisitions, mergers, joint ventures or other strategic alliances, it could have a material adverse effect on our business, results of operations or financial condition.

FAILURE TO MANAGE FUTURE GROWTH MAY ADVERSELY AFFECT OUR BUSINESS.

         Our ability to grow through acquisitions, business combinations and joint ventures, to maintain and expand our development, production and distribution of consumer products and to fund our operating expenses depends upon our ability to obtain funds through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all of our interests in certain projects or other assets. If we do not have access to such financing arrangements, and if other funding does not become available on terms acceptable to us, there could be a material adverse effect on our business, results of operations or financial condition.

         We will continue to pursue various acquisitions, business combinations and joint ventures intended to complement or expand our business. We may encounter difficulties in integrating acquired assets with our operations. Furthermore, we may not realize the benefits we anticipated when we entered into these transactions. In addition, the negotiation of potential acquisitions, business combinations or joint ventures as well as the integration of an acquired business could require us to incur significant costs and could divert management's time and resources.

         Future acquisitions by us could result in the following consequences:

          o    dilutive issuances of equity securities;
          o    incurrence of debt and contingent liabilities;
          o    impairment of goodwill and other intangibles;
          o    development write-offs; and
          o    other acquisition-related expenses.

WE FACE RISKS FROM DOING BUSINESS INTERNATIONALLY.

         We distribute our Genio Cards(TM) and Mighty Beanz(TM) cards outside the United States and Canada directly to retailers And through third party distributors (such as Tomy) and we are negotiating additional distribution agreements for distribution and sale of Genio Cards(TM) and Mighty Beanz(TM) in European and other foreign countries. As a result, our business is subject to certain RISks inherent in international business, many of which are beyond our control. These risks include:

          o changes in local regulatory requirements, including restrictions on content;
          o changes in the laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and to withholding taxes);
          o    differing degrees of protection for intellectual property;
          o    instability of foreign economies and governments;
          o    cultural barriers; and
          o    wars and acts of terrorism.


PROTECTING AND DEFENDING AGAINST INTELLECTUAL PROPERTY CLAIMS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Our ability to compete depends, in part, upon successful protection of our intellectual property. We do not have the financial resources to protect our rights to the same extent as major consumer product companies. We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries. We may also distribute our products in the future in other countries in which there is no copyright and trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our productions or certain portions or applications of our intended productions, which could have a material adverse effect on our business, results of operations or financial condition.

         Litigation also may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, results of operations or financial condition. We recently received a letter from a law firm stating that our Genio game "may" infringe on patents held by a third-party. The attorney suggested that we consider obtaining a license from such third-party for our game playing component. We have investigated this matter and do not believe that such a license is necessary, although we cannot assure you that such third-party will not take further action that could materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations or financial condition.

LOSS OF KEY EMPLOYEES MAY NEGATIVELY IMPACT OUR SUCCESS

         Our success depends on our ability to identify, hire and retain skilled personnel. The consumer products industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with track records of success. We may not be able to attract and retain skilled personnel or may incur significant costs in order to do so. If Shai Bar-Lavi, our Chief Executive Officer and Chairman or Susan Eisner our President, would leave us, it would have a materially adverse effect on us.

                          RISKS RELATED TO OUR INDUSTRY

OUR SUCCESS DEPENDS ON EXTERNAL FACTORS IN THE CONSUMER PRODUCTS INDUSTRY.

         Operating in the consumer products industry involves a substantial degree of risk. Each consumer product is an individual product and unpredictable consumer acceptance primarily determines consumer success. Generally, the popularity of our consumer products depends on many factors, including the interest of consumers in the particular product and the interest of retailers and distributors in placing orders to purchase or distribute our products. The commercial success of our consumer products also depends upon the quality of our consumer products compared to the quality of products that our competitors release into the marketplace at or near the same time, acceptance by retailers of our products for sale in their stores to consumers, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change. We cannot predict the future effects of these factors with certainty, any of which could have a material adverse effect on our business, results of operations and financial condition.

WE FACE SUBSTANTIAL COMPETITION IN ALL ASPECTS OF OUR BUSINESS.

         We are substantially smaller and less diversified than many of our competitors and we have a short operating history, having acquired the company which created the Genio Cards(TM) product only this past July 2003 and the licenses to manufacture and sell MighTY Beanz(TM) cards only recently. Most of the major U.S. consumer product companies are part of large diversified corporate groups with A variety of consumer products being offered for children that can provide both means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of any individual consumer product. The resources of these large consumer product companies may also give them an advantage in acquiring other businesses or assets, including consumer product companies, that we might also be interested in acquiring. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

                       RISKS RELATING TO OUR COMMON STOCK

OUR SHAREHOLDERS COULD EXPERIENCE SUBSTANTIAL DILUTION AS A RESULT OF THE ISSUANCE OF ADDITIONAL SHARES OR THE EXERCISE OF OPTIONS OR WARRANTS.

         As of June 30, 2004 we had 42,891,063 shares of common stock outstanding after giving effect to this offering. We also have a significant number of additional authorized shares that when issued will dilute our existing shareholders.

         To the extent that any future  financing  or  acquisition  involves the issuance of our equity securities or instruments convertible into equity securities, existing stockholders will be diluted, perhaps substantially, and future investors may be granted rights superior to those of existing stockholders. In addition, we have in the past and may in the future enter into transactions with strategic third parties pursuant to which we will issue shares of our common stock to such third parties for non-cash consideration.

OUR OFFICERS AND DIRECTORS ARE IN A POSITION TO CONTROL MATTERS REQUIRING A SHAREHOLDER VOTE. THIS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         Our directors and executive officers beneficially own approximately of 49.2% our issued and outstanding common stock. Their interests could conflict with yours, significant sales of stock held by them could have a negative effect on our stock price and/or stockholders may be unable to exercise control. Our executive officers, directors and affiliated persons will have significant influence to:

          o    elect or defeat the election of our directors;

          o amend or prevent amendment of our articles of incorporation or bylaws;

          o effect or prevent a merger, sale of assets or other corporate transaction; and

          o control the outcome of any other matter submitted to the stockholders for vote.

         As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporation transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

BECAUSE OUR SHARES ARE DEEMED "PENNY STOCKS," YOU MAY HAVE DIFFICULTY SELLING THEM IN THE SECONDARY TRADING MARKET.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. Additionally, if the equity security is not registered or authorized on a national securities exchange or Nasdaq, the equity security also would constitute a "penny stock." As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made regarding compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker-dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that can be identified by the use of forward-looking terms such as "may," "will," "intend," "believe," "assume," "estimate," "expect," "could," "anticipate" or "continue" or the negative thereof or other variations of those terms or comparable terms. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to differ materially from any future results expressed or implied by us in those statements.

         Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward looking statements. We caution you not to place undue reliance on the statements, which speak only as of the date of this prospectus. We do not undertake any obligation to release publicly any update or other revision to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

         Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in "Risk Factors" contained in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares owned by the selling stockholders. We may receive proceeds in connection with the exercise of warrants, the underlying shares of which may in turn be sold by selling stockholders. Although the amount and timing of our receipt of any such proceeds are uncertain, such proceeds, if received, will be used for general corporate purposes.

                          MARKET FOR COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

         Our shares of common stock are listed on the Over-the-Counter Bulletin Board and trade under the symbol "GNOI.OB." On July 28, 2004, the last reported sale prices of our shares of common stock was $0.43 per share.

         The following table sets forth, on a per share basis, the range of high and low bid information for the common stock on the OTC Bulletin Board:

                                                            HIGH         LOW

Year Ended September 30, 2002
     First Quarter                                         $0.055        $0.006
     Second Quarter                                          0.03         0.007
     Third Quarter                                           0.75         0.006
      Fourth Quarter                                         0.18         0.005

Year Ended September 30, 2003
     First Quarter                                          $0.23        $0.004
     Second Quarter                                          0.85         0.130
     Third Quarter                                           1.99         0.250
     Fourth Quarter                                          7.70         1.860

Year Ending September 30, 2004
     First Quarter (October through December)               $6.10         $1.30
     Second Quarter (January through March)                  2.10          0.87
     Third Quarter (April through June)                      1.20          0.46
     Fourth Quarter (through July 27, 2004)                  0.92          0.35

         The quotations above reflect  interdealer prices without retail markup,
markdown,   or  a  commission,   and  may  not  necessarily   represent   actual
transactions.

HOLDERS

         As  of  June  30,  2004,  there  were  26,238,918   shares  issued  and
outstanding and 882 holders of record of our shares of common stock.

                                    DIVIDENDS

         We have not paid any dividends on our common stock since inception. We do not anticipate declaration or payment of any dividends at any time in the foreseeable future.


                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table presents certain selected historical consolidated financial data. The historical consolidated financial information as of and for the fiscal year ended September 30, 2003 has been derived from our consolidated financial statements, which have been audited by Radin Glass & Co., LLP, independent accountants. You should read carefully the consolidated financial statements included in this prospectus, including the notes to the consolidated financial statements and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                           MAY 14, 2003 (INCEPTION)
                                                    SIX MONTHS ENDED        THROUGH SEPTEMBER 30,
                                                     MARCH 31, 2004                 2003
                                                       UNAUDITED                   AUDITED
STATEMENT OF OPERATIONS DATA

Net sales                                              $2,378,139                     $ 1,292,352
Cost of sales                                             764,903                         694,646
      Gross profit                                      1,613,236                         597,706
Selling expenses                                        1,258,749                         866,276
General and administrative expenses                     1,179,503                         819,168
Equity based compensation                               1,530,480                       4,354,080
Depreciation and amortization                               2,594                           2,344
      Loss from operations                            (2,358,090)                     (5,444,162)
Other income and (expense)
      Penalties                                         (128,715)
      Miscellaneous                                      (17,231)                        (50,000)


                                      -9-

Loss before provision for income taxes                (2,504,037)                     (5,494,162)
Provision for income taxes                                      0                               0
Net loss                                              (2,504,037)                     (5,494,162)
Basic and diluted earnings (loss) per share               ($0.10)                         ($0.22)
Weighted-average shares outstanding basic and          25,997,759                      24,901,277
      diluted


                                                MARCH 31, 2004                SEPTEMBER 30, 2003
                                                   UNAUDITED                       AUDITED
BALANCE SHEET DATA

Total assets                                      $2,953,340                     $ 2,860,311
Total current liabilities                          1,178,264                      1,066,579
Stockholders equity                                1,775,076                      1,793,732
Long term debt                                         -                              -



            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors" elsewhere in this prospectus.

OVERVIEW

         We are a developer and marketer of entertainment and leisure products. We hold a worldwide license from Marvel Enterprises, Inc. and Marvel Characters, Inc. to manufacture and sell specific categories of products built around the globally recognizable Marvel Super Heroes(R), including Spider-Man(TM), The Incredible Hulk(TM), X-Men(TM), Elektra(TM), Daredevil(TM) and the Fantastic FoUR(TM). In February 2004 we entered into a license agreement with Spin Master, Ltd., a leading Canadian developer and North American distributor of Mighty Beanz(TM), for the use of Mighty Beanz characters in a new Genio Cards(TM) series that we launched in April 2004. Mighty BeanZ Are one of the most popular current children's collectables in North America. The license agreement provides us with access to hundreds of Mighty Beanz characters for use in a collectible card series aimed at children ages 7 through 13 in North America. The initial launch of the Mighty Beanz series of Genio Cards consisted of two 40-card Starter Decks, each of which includes one free Mighty Beanz toy and a 9-card booster pack. The first card series features a total of 90 different cards. In March 2004 we entered into a licensing agreement with Moose Enterprises Pty Ltd for the distribution of Mighty Beanz(TM) in the rest of the world outside NorTH America. On May 27, 2004 we entered into a Marketing Agreement pursuant to which we will have the sole rights to distribute the Gupi products in the United States and Canada. We anticipate to start marketing and distributing the Gupis in the fall of 2004.

         On July 21, 2003, we acquired Genio Inc. (formerly Tele-V, Inc.) and its subsidiaries through the issuance of an aggregate of 15,484,448 shares of common stock, reflecting 65% of the 23,822,228 shares of our common stock of outstanding after the closing. We have accounted for this transaction as a reverse acquisition. Our capital structure has been recapitalized to account for the equity structure subsequent to the acquisition as if Genio Inc. (our subsidiary) had been the issuer of the common stock for all periods presented. The financial statements presented primarily represent the operations of Genio Inc. (formerly Tele-V, Inc.) from its inception date, May 14, 2003 to September 30, 2003 and from October 1, 2003 to March 31, 2004.

         Our subsidiaries are Genio, Inc. (formerly Tele-V, Inc.), Genio Cards, LLC, Tele-V, LLC and Tele-V Media, LLC. Tele-V, LLC was initially formed as a distribution company for a physical fitness and vitamin line. This business was discontinued and no further business was transacted in this company. Tele-V Media, LLC was initially formed for certain media-related business. This company has never conducted any business operations.

         Prior to March 31, 2004, most of our sales were generated solely from our Genio Cards(TM) series. Since April 2004 the salES of our Genio Cards(TM) series have declined significantly and a majority of our sales consisted of our Mighty Beanz cards.

CRITICAL ACCOUNTING POLICIES

         We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results.

         In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective, and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

         The application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of all of our accounting policies, including the accounting policies discussed below, see Note 1 to our audited consolidated financial statements included in our annual report of Form 10-KSB for the fiscal year ending September 30, 2003.

         Generally Accepted Accounting Principles

         Our consolidated financial statements have been prepared in accordance with U.S. GAAP.

         Revenue Recognition.

         Revenue related to sales of our products is generally recognized when products are shipped, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Sales made with a return privilege are accounted for pursuant to SFAS #48 "Revenue Recognition When Right of Return Exists." We do not have a formal return policy and make decisions regarding returns on a case-by-case basis. Despite the fact that we do not have a long operating history, since most of our customers are large reputable retail chains, we believe that we will be able to collect most of our accounts receivable. In general, we only accept returns of damaged/defective products. For customers with significant return rights we use SFAS 48 as a guideline in recognizing sales and deferring revenue.

RESULTS OF OPERATIONS

         The following table sets forth our income statement data as a percentage of net sales for the periods indicated below.

                                                  Six Months Ended March        Period From May 14, 2003
                                                         31, 2004           (inception) to September 30, 2003
                                                  ----------------------    ---------------------------------
 Net sales                                                100.0%                         100.0%
 Cost of sales                                            32.2%                           53.8%
 Gross Profit                                             67.8%                           46.2%
 Selling expenses                                         52.9%                           67.0%
 General and administrative expenses                      49.6%                           63.4%
 Equity based compensation                                64.4%                          336.9%
 Depreciation and amortization                             0.1%                           0.1%
 Net loss from Operations                                (99.2%)                        (421.3%)
 Other income and (expense)                               (6.1%)                         (3.9%)

         Results of Operations for the period Commencing May 14, 2003 through September 30, 2003

         We developed and launched Genio Cards(TM), our first product, in August 2003. Genio Cards(TM) is a series of collectible children's cards and related products that have educational content and are based upon Marvel Super Heroes(R) under a worldwide licensE from Marvel Enterprises, Inc. Sales for the period ended September 30, 2003 were $1,292,352, consisting primarily of Genio Cards(TM). Although we anticipate growth in sales of Genio Cards(TM), as we enter into additional lines of business, we anticipate that tHE revenues generated in connection with the Marvel license as a percentage of overall revenues will decrease.

         Costs of sales for the period ended September 30, 2003 were $694,646. Costs of sales consist of those expenses directly related to the production of Genio Cards(TM) and associated costs including direct card production costs. The gross profit for tHE period ended September 30, 2003 was $597,706, or 46%.

         Selling expenses were $866,276, or 67% of sales, for the period ended September 30, 2003 consisting of shipping expenses, royalties, advertising, marketing and publicity. We incurred selling expenses to promote and launch Genio Cards(TM). While we wiLL continue to incur selling costs to promote Genio Cards(TM), we believe costs constitute a lower percentage of sales in future periodS. We expect that selling expenses in future periods will be a lower percentage of sales specifically due to maintaining cost of sales at current levels.

         General and administrative expenses were $819,168, or 63% of sales, for the period ended September 30, 2003. General and administrative expenses consist of payroll and payroll taxes, professional fees office supplies, printing, and travel. While we will continue to incur general and administrative costs to support our production and sales activities, management believes we will incur such costs at a lower percentage of sales. We expect that general and administrative costs will in future periods be a lower percentage of sales specifically due to maintaining overhead cost at current levels.

         Equity based compensation of $4,354,080 was recorded for the period ended September 30, 2003 consisting of costs for the issuance of stock options and for consultants who were paid for their services in our common stock. Of the $4,354,080, $432,093 was expenses related to employee stock options using the intrinsic method under APB 25. We will continue to issue stock options to attract and retain employees in the future. The remaining $3,912,987 was recorded for expenses recognized for stock options issued to non-employees for consulting services in lieu of cash payments using the Black-Scholes calculation. We account for non-employee stock based compensation in accordance with SFAS 123 "Accounting for Stock-Based Compensation" and EITF 96-18.

         Depreciation and amortization of $2,344 was recorded for the period ending September 30, 2003.

         Overall we reported a net loss of $(5,494,162), or $(0.22) per share, for the period ended September 30, 2003.

         Other income and (expense) of $50,000 was recorded as part of the rescission and termination of the proposed acquisition of Innovative Marketing Alliances, LLC.

         Results of Operations for the Six-Month period Ended March 31, 2004

         Sales for the six months ended March 31, 2004 were $2,378,139, consisting entirely of Genio Cards. Costs of sales for the six months ended March 31, 2004 were $764,903. Costs of sales consist of those expenses directly related to the production of Genio Cards and associated costs including direct card production costs. The gross profit for the six months ended March 31, 2004 was $1,613,236 or 67.8%.

         Selling expenses were $1,258,749, or 52.9% of sales, for the six months ended March 31, 2004 consisting of shipping expenses, royalties, advertising, marketing and publicity.

         General and administrative expenses were $1,179,503, or 49.6% of sales, for the six months ended March 31, 2004. General and administrative expenses consist of payroll and payroll taxes, professional fees office supplies, printing and travel.

         Equity based compensation was $1,530,480 for the six months ended March 31, 2004 consisting of costs for the issuance of stock for consultants who were paid for their services in our common stock. We will continue to issue stock options to attract and retain employees in the future. We may also pay certain consultants or other vendors by issuing shares of common stock in lieu of cash payments.

         Depreciation and amortization of $2,594 was recorded for the period ending March 31, 2004.

         Overall we reported a net loss of ($2,504,037), or ($0.10) per share, for the six months ended March 31, 2004.

         Other income and (expense) - Penalties: consists of $128,715 in penalties was recorded in accordance with the terms and conditions of the private placement for late filing of a registration statement.
                                       -  Miscellaneous:  consists  of $ 440
gain on foreign exchange, $13,400 in settlement expense and $ 4,271 in state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

            As of March 31, 2004, we had $183,087 in cash and cash equivalents. Our principal liabilities are $1,113,264 in accounts payable and accrued expenses. We do not have any material commitments for capital expenditures nor do we anticipate any. We anticipate using our cash resources for manufacturing, marketing and advertising expenses of Genio Cards(TM) or Mighty Beanz(TM). To date, as a result of losses from operations, our cash requirements have historically been financed primarily through the sale of common stock.

            On May 4, 2004 we entered into a Loan and Security Agreement with IIG Capital, LLC, as agent for IIG Trade Opportunities Fund N.V., as lender. Pursuant to the loan agreement, IIG granted us a credit line of up to $3,000,000 based on our receivables. The amount outstanding from time to time under the loan agreement shall not exceed 75% of the net face amount of certain eligible receivables, plus 30% of the face amount of certain qualified delinquent receivables, minus reserves as set forth in the loan agreement. As of June 30, 2004, the maximum availability under the loan agreement was $649,338 of which $635,591 has been drawn down by us. In connection with the loan agreement we granted IIG a warrant to purchase 250,000 shares of our common stock at an exercise price of $1.0625 per share.

            On July 13, 2004 we entered into an agreement with Crestview Master, LLC, pursuant to which Crestview invested in us $1,500,000 in the form of a convertible debenture. The debenture is convertible into shares of common stock at a conversion price of $0.50 per share, subject to certain adjustments and anti-dilution provisions. In addition, we granted Crestview a warrant to purchase up to 900,000 shares of common stock at an exercise price of $0.80 per share and a warrant to purchase up to 900,000 shares of common stock at an exercise price of $1.00 per share. We anticipate amending our certificate of incorporation in the next year to provide for the issuance of preferred stock and upon the effectiveness of such amendment to convert the debenture into new shares of our preferred stock.

            On July 22, 2004 we entered into an agreement with Sloan Securities Corp. pursuant to which Sloan Securities invested in us $100,000 on terms that are substantially identical to those of the Crestview investment. We granted Sloan Securities a warrant to purchase up to 60,000 shares of common stock at an exercise price of $0.80 per share and a warrant to purchase up to 60,000 shares of common stock at an exercise price of $1.00 per share.

            On July 30, 2004 we entered into an agreement with Turquoise Partners, LLC pursuant to which Turquoise invested in us $150,000 on terms that are substantially identical to those of the Crestview investment. We granted Turquoise a warrant to purchase up to 90,000 shares of common stock at an exercise price of $0.80 per share and a warrant to purchase up to 90,000 shares of common stock at an exercise price of $1.00 per share.

            Net cash used in operations for the six-month period ended March 31, 2004 was ($1,329,784) consisting of a net loss of ($2,504,037) offset in part by non-cash common stock and common stock options issued for services of $1,530,480. We also used cash for working capital increase in accounts receivable $421,586 and accounts payable of $480,049 offset in part by decrease in inventory ($127,344) and deferred revenue ($433,367).

            Net cash used in investing activities for the six-month period ended March 31, 2004 was $7,771 for the purchase of equipment.

COMMITMENTS

         The  following  table   summarized  our  contractual   obligations  and
commercial commitments as of June 30, 2004:
PAYMENT DUE

                                   LESS THAN                                                                AFTER
CONTRACTUAL OBLIGATIONS              1 YEAR         2 YEARS       3 YEARS       4 YEARS       5 YEARS      5 YEARS
-----------------------              ------         -------       -------       -------       -------      -------
                                                                   (in thousands)
Short-term   debt  and   other          $565             -              -            -             -             -
   current liabilities
Long-term debt                              -            -              -            -             -             -
Operating leases                            -            -              -            -             -             -
Other long term liabilities                 -            -              -            -             -             -
Total contractual obligations               -            -              -            -             -             -


DESCRIPTION OF BUSINESS

GENERAL

         We are a recently formed developer and marketer of entertainment and leisure products. We developed and launched Genio Cards(TM), our first product, in August 2003. Genio Cards(TM) is a series of collectible children's cards and related products that HAve educational content and are based upon Marvel Super Heroes(R) under a worldwide license from Marvel Enterprises, Inc. The licensE initially permits us to manufacture and sell children's educational cards and related items built around the globally recognizable Marvel Super Heroes(R) including Spider-Man(TM), The Incredible Hulk(TM), X-Men(TM), Elektra(TM), Daredevil(TM) and the Fantastic FOUR(TM). Since the launch we have received orders from major retailers for Genio Cards(TM) including Wal-Mart, K-Mart, CVS, Walgreens and Toys-R-Us. We aRE seeking international sales of Genio Cards(TM) through distribution agreements. On September 30, 2003 we entered into an exclusiVE distribution agreement with Tomy U.K. covering Genio Cards(TM) sales in the United Kingdom, British Islands and Southern Ireland thAT has an initial term through June 30, 2005. Our primary source of revenue is currently from the sale of Genio Cards(TM).

         In February 2004 we entered into a license agreement with Spin Master, Ltd., a leading Canadian developer and North American distributor of Mighty Beanz(TM), for the use of Mighty Beanz characters in a new Genio Cards(TM) series that we launched in April 2004. Mighty Beanz are one of the most popular current children's collectables in North America. The license agreement provides us with access to hundreds of Mighty Beanz characters for use in a collectible card series aimed at children ages 7 through 13 in North America. The initial launch of the Mighty Beanz series of Genio Cards consisted of two 40-card Starter Decks, each of which includes one free Mighty Beanz toy and a 9-card booster pack. The first card series features a total of 90 different cards. In March 2004 we entered into a licensing agreement with Moose Enterprises Pty Ltd for the distribution of Mighty Beanz(TM) in the rest of the worLD outside North America.

         On May 27, 2004 we signed an exclusive agreement to market, promote, distribute and sell Gupi products in the United States and Canada. Gupi is a high-tech, electronic guinea pig that looks, feels and acts like a real guinea pig. As part of the agreement, we were granted the right of first refusal to secure distribution rights in additional countries throughout the world. We expect to begin shipping products in Fall 2004.

HISTORY

         Genio Inc., a New York corporation and wholly-owned subsidiary that conducts our current operations and was acquired in July 2003, was formed in May 2003 under the name "Tele-V, Inc." Genio Inc. holds all of the membership interests of Genio Cards LLC, formed in April 2003, Tele-V, LLC formed in May 2002 and Tele-V Media, LLC, formed May 30, 2002. Each of Genio Cards LLC, Tele-V, LLC and Tele-V Media, LLC is Delaware limited liability companies.

         We amended the certificate of incorporation of our company to change the name from National Management Consulting, Inc. to Genio Group, Inc. on September 15, 2003, following the acquisition of Genio Inc. and its subsidiaries. We were originally organized under Delaware law in December 1969 as Tyconda Minerals Corp. In 1983 we changed our name to Hy-Poll Technology, Inc., in 1995 we changed our name to Universal Turf, Inc., in 1999 we changed our name to Universal Media Holdings, Inc. and, in October of 2002, we changed our name to National Management Consulting, Inc.

DESCRIPTION OF OUR PRODUCTS

         Genio Cards(TM)

         Genio Cards(TM) are educational collectible trading cards which feature 22 Marvel Super Heroes(R), including Spider-Man(TM), The Incredible Hulk(TM), X-Men(TM), Elektra(TM), Daredevil(TM) and the Fantastic Four(TM). These characters are licensed from affiliATEs of Marvel Enterprises, Inc. Each Genio Card(TM) contains factual information on a variety of subjects, which are introduced by a Marvel SupER Hero(R). The Genio Cards(TM) can be matched to a specific location in a companion album, which is divided by subject area. Children AGEs 6-12 are encouraged to buy and trade Genio Cards(TM) to complete the subject area and ultimately own all 360 Genio Cards(TM) of the FIRst and each future series. We also developed a series of competitive games for 2 or more players under the name Genio(TM) Power ChallengE, which utilizes unique "power" characteristics of the Genio Cards(TM).

         Genio Cards(TM) cover "amazing" inventions, "fascinating" civilizations and "marvelous" achievements in each case utilizing A Marvel Super Hero(R) as a superlative to stimulate interest. Each series of 12 Genio Cards(TM) covers an education subject area such as:

             o Space
             o Earth and  Weather
             o Natural  Wonders of the World
             o Dinosaurs
             o Creatures of the Rainforest
             o Endangered Animals
             o Ancient  Civilizations
             o Sports
             o American  Heroes
             o Manmade Landmarks
             o Great  Inventions
             o Transportation
             o History of Aviation
             o Space Travel

         We believe that the educational qualities of the Genio Cards(TM) will be accepted by parents and encourage purchases. THE Genio Cards(TM) are the size of standard trading cards. We presently sell the following Genio Card(TM) items:

             o standard 9 pack
             o a Mega Deck of 36 cards and one of five full-size posters of a Marvel Super Hero(R)
             o a 9-pack blister case
             o pack of clear card sleeves
             o Genio Collector's Album

         Mighty Beanz(TM)

         In February 2004 we entered into a license agreement with Spin Master, Ltd., a leading Canadian developer and North American distributor of Mighty Beanz(TM), for the use of Mighty Beanz characters in a new Genio Cards(TM) series that we launched in April 2004. Mighty Beanz are one of the most popular current children's collectables in North America. The license agreement provides us with access to hundreds of Mighty Beanz characters for use in a collectible card series aimed at children ages 7 through 13 in North America. The initial launch of the Mighty Beanz series of Genio Cards consisted of a 40-card Starter Decks, each of which includes one free ultra-rare Mighty Beanz toy and a 9-card booster pack. The first card series features a total of 90 different cards. In March 2004 we entered into a licensing agreement with Moose Enterprises Pty Ltd for the distribution of Mighty Beanz(TM) in the rest OF the world outside North America.

LICENSING

         Genio Cards(TM)

         Genio Cards(TM) are manufactured pursuant to a license from Marvel Characters, Inc. and Marvel Enterprises, Inc. for tHE worldwide rights to use the Marvel universe of characters. Pursuant to the terms of the license agreement, we agreed to sell children's educational cards and supporting books at competitive prices to the public through retail stores, merchants and home shopping television programs. We agreed to purchase one page of advertising in Marvel's Comic Books each year of the term of the agreement will receive two additional pages of advertising in Marvel's Comic Books at no cost and will participate in Marvel's common marketing and promotional fund.

         If we fail to pay Marvel the sum of $500,000 in royalties on or before June 30, 2004, the rights granted pursuant to the license agreement shall become non-exclusive for the remainder of the term of the license agreement. We have not complied with the foregoing requirement. The royalties due to Marvel are based upon a certain percentage of the net sales achieved by us. Royalty fees are recorded at the time the sale is recognized.

         Pursuant to the license agreement, we are obligated to involve Marvel in any and all of our plans to utilize the names, nicknames, likenesses, etc. of Marvel characters. Marvel has the right to disapprove any such plan or use. Marvel's right of approval also relates to packaging, labels, advertising and promotional materials as well as any press releases or public statements.

Marvel has the right to terminate the license agreement upon any of the following occurrences:

     o The failure by us to timely furnish royalty reports, make royalty payments, or pay invoices;
     o The failure by us to submit product samples prior to production, sale or distribution of the same or to obtain Marvel's written approval to such submitted samples;
     o    A change of control of Genio, as defined in the license agreement; and
     o A breach by us of the license agreement and certain other customary termination events.

Our failure to manufacture and sell meaningful quantities of each item, class, part or category of the children's educational cards and supporting book or our failure to manufacture and sell the children's educational cards and supporting book using each character of Marvel for any consecutive three month period shall give Marvel the right to terminate the license specifically with respect to any such item, class, part or category of the children's educational cards and supporting book not so used and/or with respect to any character of Marvel not so used.

         Mighty Beanz(TM)

         We manufacture and sell our Mighty Beanz(TM) cards pursuant to two licensing agreements, one with Spin Master Ltd. and one wiTH Moose Enterprises Pty Ltd. We entered into a merchandising license agreement with Spin Master on January 23, 2004 whereby Spin Master granted us a non-transferable, non-assignable right and obligation (without the right to grant sublicenses) to utilize artwork and logos depicting one or more of the non-licensed characters and other distinctive creative elements associated with the toys distributed by Spin Master entitled "Mighty Beanz" solely in connection with the manufacture by us (or an approved third party manufacturer) of the following products: card games, trading cards with and without sound, album for trading cards, on-line trading card games and demonstrators. The license agreement with Spin Master is for sales in the United States and Canada and we agreed not to knowingly sell any of the licensed products to third parties who intend or are likely to resell such licensed products outside the territories. The term of the Spin Master license agreement expires on April 30, 2006.

In the event that the royalty payments to Spin Master exceed $500,000 during the term of the agreement we are granted the option to extend the term for an additional two years.

         Pursuant to the agreement, we agreed to commence the manufacture, distribution and sale of the licensed products not later than June 1, 2004. Any and all packaging, artwork, literary text, advertising and promotional materials, etc. produced by us for use in connection with the agreement are subject to the prior approval of Spin Master. All licensed products and all related packaging, advertising and promotional materials must bear the Spin Master logo.

         If Spin Master obtains licensing rights to the "Mighty Beanz" toys outside of the United States and Canada, we will have a right of first refusal to license the toys within such new territory. Spin Master agreed not to license to any other entity in North America the right to utilize the "Mighty Beanz" toys in connection with the licensed products unless we are in default of any of the terms and conditions of the agreement.

         Pursuant to the agreement, Spin Master or a designated affiliate is permitted to purchase licensed products in certain quantities designated by Spin Master or its affiliate at their lowest wholesale price, on which Spin Master or its affiliate shall pay the royalty which would have been payable by us to Spin Master on sales of the same licensed products to third parties at their best wholesale price.

         Pursuant to the agreement, we agreed to pay Spin Master royalties of 12% of net sales from the products manufactured under the license with a minimum royalty of $75,000, a grant of 50,000 shares of restricted common stock and a warrant to purchase 200,000 shares of common stock at a price per share of $1.30. As of June 30, 2004, we have paid $50,000 of the minimum royalty payment with the balance of $25,000 to be paid 6 months after the release of the first licensed product. We were required to register the restricted shares we granted Spin Master by April 30, 2004, and as a penalty for failing to do so, we are required to pay Spin Master an additional payment of $25,000.

         Spin Master may terminate the agreement if (i) we fail to submit initial creative designs for Spin Master's approval within sixty calendar days of our receipt of artwork from Spin Master unless we cure such failure within the applicable time period; or (ii) final artwork approval has not occurred within ninety calendar days following the date of first submission of such artwork or by June 1, 2004, whichever is earlier, due to our failure to meet quality standards as reasonably dictated by Spin Master unless we cure such failure within the applicable time period.

         We entered into a merchandising license agreement with Moose Enterprise Pty Ltd. on April 3, 2004, whereby Moose granted us a non-transferable, non-assignable right and obligation (without the right to grant sublicenses) to utilize artwork and logos depicting one or more of the non-licensed characters and other distinctive creative elements associated with the toys manufactured by Moose entitled "Mighty Beanz" solely in connection with the manufacture by us (or an approved third party manufacturer) of the following products: card games, trading cards with and without sound, album for trading cards, on-line trading card games and demonstrators. The license agreement with Moose is for sales in the world outside the United States and Canada and we agreed that not to make or authorize others to make use of the artwork and logos depicting one or more of the non-licensed characters and other distinctive creative elements associated with the toys manufactured by Moose entitled "Mighty Beanz" in any other geographical area (except in connection with the manufacture of the licensed products or related materials) and we further agreed not to knowingly sell any of the licensed products to third parties who intend or are likely to resell such licensed products outside the enumerated territories. The term of the Moose agreement expires on January 31, 2007. In the event that the royalty payments to Moose exceed $500,000 during the term we are granted the option to extend the term for an additional two years.

         We agreed to commence the manufacture, distribution and sale of the licensed products not later than September 1, 2004. Any and all packaging, artwork, literary text, advertising and promotional materials, etc. produced by us for use in connection with the agreement are subject to the prior approval of Moose.

         Pursuant to the agreement, Moose or a designated affiliate is permitted to purchase licensed products in certain quantities designated by Moose or its affiliate at their lowest wholesale price, on which Moose or its affiliate shall pay the royalty which would have been payable by us to Moose on sales of the same licensed products to third parties at their best wholesale price.

         Pursuant to the agreement, we agreed to pay Moose royalties of 12% of net sales derived from products manufactured under the license with a minimum royalty of $15,000, a grant of 25,000 shares of restricted common stock and a warrant to purchase 120,000 shares of common stock with additional minimum royalties for each territory in which we start selling the products.

         Moose may terminate the agreement if: (i) we fail to submit initial creative designs for Moose's approval within sixty calendar days of our receipt of artwork from Moose unless we cure such failure within the applicable time period; (ii) final artwork approval has not occurred within ninety calendar days following the date of first submission of such artwork or by September 1, 2004, whichever is earlier, due to our failure to meet quality standards as reasonably dictated by Moose unless we cure such failure within the applicable time period;
(iii) if we are, or become  involved in, any bankruptcy  related  circumstances;
(iv) if we fail to pay any monetary or equity advances within ten days of the specified date unless we cure such failure within the applicable time period;
(v) if, during any two consecutive calendar quarters, we fail to sell, manufacture and/or distribute any licensed products; or (vi) if we fail to perform any of our obligations under the agreement unless we cure such failure within the applicable time period.

CUSTOMERS

         We have received orders from major retailers for Genio Cards(TM) and Mighty Beanz(TM) in the United States including Wal-Mart, Target, K-Mart, Walgreens, Zany Brainy, Toys-R-Us, CVS, and Blockbuster. We are also focusing on securing additional distribution agreements in other European territories as well as around the globe for the sale of Genio Cards(TM) and Mighty Beanz(TM), althouGH we cannot provide any assurances that we will be successful in doing so.

         During fiscal 2003, three retailers, CVS, FAO Schwarz and Walgreens, each accounted for more than 10% of our sales, and during the six-month period ended March 31, 2004, three different retailers, Right-Aid, Wal-Mart and Tomy, each accounted for more than 10% of our sales. On December 4, 2003 FAO Schwarz, ZB Company, Inc. and their parent, FAO, Inc., filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. While the loss of any of these customers would have a material adverse effect on our operations, we continue to add retail customers. One of the customers added in the first quarter of fiscal 2004 has placed an order larger than the orders placed by any one of our principal customers in fiscal 2003.

SALES AND MARKETING

         Our products are marketed domestically through our own sales force. Sales are made directly to major retailers or their independent distributors responsible for managing the store display area related to trading cards.

         We entered into a fulfillment services agreement, through our wholly owned subsidiary Genio Inc. (formerly Tele-V, Inc.) with .com Distribution Corp. ("Dotcom") dated June 4, 2003, whereby Dotcom will receive fees for any fulfillment services provided pursuant to the agreement.

         Upon prior written notice to us, Dotcom has the right to increase the fees for fulfillment services and call center services provided that such annual increase shall not exceed ten percent of the price for the applicable fees in effect during the prior year. We are required to pay directly required postage, freight and ground shipping costs incurred in connection with the agreement as well as all state and local sales, use, property or other taxes (except taxes on Dotcom's property or net income) that may be assessed against either party in connection with the agreement. We have agreed on certain volume rebates.

         The term of the fulfillment services agreement expires on June 4, 2006. The fulfillment services agreement shall be automatically renewed for three additional one-year terms commencing after the expiration of the initial term unless either party does not want to renew the agreement.

         Dotcom has the right, upon prior written consent; to subcontract with other individuals and/or businesses for any and all services required to be performed in connection with the fulfillment services agreement. Subject to the foregoing restrictions, Dotcom has the right to increase its fees upon written notice in accordance with any rate increases by such subcontractors. We agreed to provide Dotcom with sufficient inventory to meet the fulfillment requirements under the agreement.

         DOMESTIC

         Our products are sold in over 15,000 retail establishments in the United States. These are comprised of mass market retailers, toy stores, discount chains, drug stores and video stores such as Wal-Mart, K-Mart, Walgreens, Toys-R-Us, CVS and Blockbuster. Our products can also be ordered online at www.geniocards.com or by phone at 1-800-449-1400.

         We began a U.S. television advertising campaign in November 2003 to generate consumer awareness of our Genio Cards(TM). In MAY 2004 we commenced placing commercials on national children's television networks for Mighty Beanz.

         INTERNATIONAL

         On September 30, 2003 we entered into a distribution and marketing agreement with Tomy UK Limited, a division of Tomy, Japan, one of the world's largest toy companies. The agreement provides for distribution of our products in the United Kingdom, British Islands and Southern Ireland. We are currently seeking additional markets for our product internationally.

         Tomy agreed to purchase minimum aggregate amounts of our products as specified below. If Tomy fails to purchase the minimum aggregate amounts, then it shall no longer have the exclusive right to market and sell our products in the territories or use the advertising and promotional materials developed by or for us in connection with our products in the territories. Tomy guaranteed to purchase $251,300 of our products as an initial order and further intends, but did not guarantee, the purchase of additional products in the aggregate amount of $979,400 (such amount includes the $251,300) and $1,439,850 for the periods ending June 30, 2004 and June 30, 2005 respectively.

         Tomy is required to use its best efforts to promote and sell our products in the designated territories. Tomy may not engage any sub-distributor or licensee without our prior written approval. However, Shannon Distributors in Southern Ireland and Magsons Ltd. are approved as sub-distributors. Tomy has the exclusive right to market and sell our products and use the advertising and promotional material developed by or for us in connection with our products in the territories.

         Tomy may not manufacture, distribute or sell any product competitive with, or of a similar nature to, our products during the term of the distribution agreement. In the event of termination of the agreement, or expiration of the term, Tomy shall not sell, deal in or otherwise become involved with any of our products or any products competitive with, or of a similar nature to, our products for a period of one year from the date of such termination.

         We are required to provide Tomy with advice regarding the marketing of our products in the territories. Tomy intends to edit a two minute infomercial that we have prepared for our products into a short form, fifteen second infomercial, with such infomercial being subject to our approval before airing or other transmission. Tomy may also seek to shoot its own infomercial for our products but such infomercial shall be subject to our approval before airing or other transmission.

         The term of the agreement expires on June 30, 2005 with the option for one additional year. Our failure to deliver products ordered by Tomy, which is not cured within 30 days from the receipt of notice from Tomy of such failure, shall be a cause for termination of the distribution agreement by Tomy.

         Tomy has assisted us in securing additional distribution relationships in Italy, Spain and France. To date, we have shipments to those countries as well as additional distribution relationships in Australia, Mexico, New Zealand and Singapore, totaling $1,303,000.

         On July 15, 2004, the Company entered into an exclusive distribution agreement with Funskool Company Ltd., a joint venture between Hasbro Inc. and Madras Rubber Factory, whereby Funskool has been granted exclusive rights to manufacture and distribute Genio's original Genio Card(TM) collection and accessories in the South Asian territories of India, Pakistan, Sri Lanka and BangladesH. Pursuant to the agreement which has an initial term of one year, Funskool will produce English language Genio Card products based on artwork supplied by Genio, and Genio will earn a royalty based on Funskool's net sales.

INTELLECTUAL PROPERTY

         Our products are sold and protected under trademarks, service marks, trade names and copyrights, and incorporate devices or designs for which one patent application is pending. We consider our intellectual property rights to be important assets in that they provide product recognition and protection. We also utilize intellectual properties of others under licensing agreements. We believe our rights to these properties are adequately protected, but we cannot assure you that our rights can be successfully asserted in the future or that such rights will not be invalidated, circumvented or challenged.

GOVERNMENTAL REGULATION

         Our cards are subject to the provisions of the Consumer Product Safety Act and the Federal Hazardous Substances Act and all of the regulations promulgated thereunder. The Consumer Product Safety Act and the Federal Hazardous Substances Act enable the Consumer Product Safety Commission to exclude products from the consumer market that fail to comply with applicable product safety regulations or otherwise create a substantial risk of injury, and articles that contain excessive amounts of banned hazardous substance. The Consumer Product Safety Commission may also require the repurchase by the manufacturer of articles that are banned. Similar laws exist in some states and cities and in various international markets.

         Notwithstanding the foregoing, there can be no assurance that all of our products are or will be hazard free. Any material product recall could have an adverse effect on us, depending on the product, and could affect sales of our other products.

MANUFACTURING

         Initially we contracted with third parties for a portion of our art and design work. After September 30, 2003 we hired two full-time artists and still use contract artists to assist in product design.

         We employ a single printing broker for the production of our products including such specialty work as the addition of holographic images to the cards. We believe that there are other sources available to meet our requirements if this broker was not available. Products sold in Europe have been translated into the relevant languages and are manufactured by a printer in Milan, Italy.

         Through our wholly-owned subsidiary Genio Inc. we entered into an agreement dated December 23, 2003 with Gamelab, LLC whereby Gamelab agreed to create the game design and art direction for a collectible card game using the Mighty Beanz(TM) characters aND designs. Gamelab completed such work on in February 2004. We agreed to pay Gamelab $30,000 and a 1% royalty of our net revenue derived from the game, until such time that Gamelab was paid a cumulative royalty of $10,000.

COMPETITION

         We compete for sales as well as counter and shelf space with large corporations in the publishing and toy industries including corporations such as Fleer, Upper Deck, Topps, 4 Kids Entertainment and Hasbro (Wizards of the Coast). These corporations and almost all of our competition have substantially greater resources than we do. We believe that the industry in which we operate is highly competitive.

EMPLOYEES

         We employed 12 people as of June 30, 2004. None of our employees are represented by a union and we believe our relationship with our employees is good.

                             DESCRIPTION OF PROPERTY

         Our offices are at 1120 Avenue of the Americas, Suite 4020, New York, New York 10036. We occupy approximately 902 sq. feet of space pursuant to a month-to-month lease and pay $12,450 per month in rent, and additional charges for services such as the use of a conference room, phone and internet service.

         Our current facilities, together with third party fulfillment services, are adequate for our current level of operations. We are looking for a multi-year office lease in Manhattan, New York to replace our temporary facilities. We believe that having a proprietary space will allow our activities to proceed more efficiently.

                                LEGAL PROCEEDINGS

         We are not a party to any material legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

OFFICERS AND DIRECTORS

         Our directors, executive officers, and significant employees and their respective ages and positions with us are as follows:

NAME                      AGE        POSITION

Shai Bar-Lavi             45         Chairman of the Board and Chief Executive
                                     Officer
Susan Eisner              58         President
Andrew J. Schenker        44         Chief Financial Officer, Senior Vice
                                     President, Secretary
                                     and Director
Yaron Ben-Horin           35         Chief Operating Officer
Matthew Cohen             46         Director (effective August 1, 2004)
Timothy R.Curran          49         Director (effective August 1, 2004)

         Shai Bar-Lavi has been our Chairman and Chief Executive Officer since July 2003 upon our acquisition of Genio Inc. (formerly Tele-V, Inc.). Prior to the acquisition, Mr. Bar-Lavi was the sole member and manager of Tele-V, LLC from May 2002 through July 2003. He was also previously Chief Executive Officer of ElbitVflash Inc., a subsidiary of Elron Technologies (Nasdaq: ELRN), from January 2000 through January 2003, where he oversaw the development of technology and marketing applications, including the Vflash Messaging technology and NowCode wireless advertising. From April 1999 through January 2000 he was the Chief Executive Officer of CDKnet, LLC where he oversaw development of CDK multimedia technology and Mixfactory online CD customization. He previously owned a television production company, Top Line Communications and served as President Partner of Shalom America, a television station carried by Time Warner cable from 1989 to 1998.

         Susan Eisner has been our President since November 2003. From 1989 to April 2003, she held several executive positions at 4 Kids Entertainment, Inc., a New York Stock Exchange listed licensing and entertainment company with her most recent position being Senior Vice President of Licensing where she supervised all domestic and international licensing programs for the Pokemon brand, including the licensing of the popular trading card series with Wizards of the Coast and the licensing and marketing of toys, television series and movies based on the characters. Prior to joining 4 Kids Entertainment, Inc. Ms. Eisner served more than ten years as the Business Development Manager for the Golden Nugget Hotel and Casino, managing the New York office for the Atlantic City property. Previously, Ms. Eisner worked in the record industry holding marketing positions with Motown Records, Elektra/Asylum Records and Infinity Records in Los Angeles and New York.

         Andrew J. Schenker served as a director from October 2002 to November 2003 at which time he resigned from the Board and became our Chief Financial Officer and Senior Vice President. He was elected director again in May 2004. He was also the President of CDKnet.com, Inc. January 2002 to June 2004 and was a director of CDKnet.com from May, 1998 to June 2004. He was also the sole officer and director of Dominix, Inc. from April 2002 to May 2004. From 1986 through 2001 at Symbol Technologies, Inc., a New York Stock Exchange listed company he held several management level financial positions. His last position at Symbol was as General Manager for Education Marketing-Worldwide.

         Yaron Ben-Horin has been our Chief Operating Officer since July 21, 2003 upon our acquisition of Genio Inc. where he was Chief Operating Officer. From September 2002 to July 2003 Mr. Ben-Horin was a manager of Tele-V, LLC. From December 1999 to September 2002 he served as Vice President, Operations and Creative Director at NowMarketing, Inc., a marketing technology company. Previously, from 1996 to December 1999 he was a consultant to Internet, technology and advertising firms.

         Matthew Cohen will officially join our Board of Directors on August 1, 2004, and will chair our Audit Committee. He has been the Chief Financial Officer of Sea Aerosupport, Inc. since 2004. Mr. Cohen specializes in the development of financial and operational infrastructure, and corporate recovery work. Some of his responsibilities include the implementation and interfacing of information systems indigenous to the aviation business. He also manages all treasury functions, human resource management, payroll and management reporting. Mr. Cohen sits on the Board of Directors of three public companies.

         Timothy R. Curran will officially join our Board of Directors on August 1, 2004. He was an executive officer of Symbol Technologies, Inc. from 1984 to 2001, during which time he developed the strategic and operational plans that enabled the company to grow from $3million to over $1.4billion. From 2001 to date, Mr. Curran has engaged in entrepreneual activities. He held various positions in finance, distribution, operations and sales management. His last position was Vice President and General Manager, Worldwide Distribution. Mr. Curran is a Certified Public Accountant licensed in New York State, he also serves on the Board of Directors and is President of the Long Island Players Club, a non-profit recreational organization. Mr. Curran will Chair our Nomination Committee.

         All directors serve as such for a term of two year or until his/her successor is elected and qualified. All officers hold office until the first meeting of the board of directors after the annual meeting of stockholders next following his/her election or until his/her successor is elected and qualified. A director or officer may also resign at any time.

CODE OF ETHICS

         We have adopted a Code of Ethics and Business Conduct for Officers and Directors (which applies to all our principal officers, including our CEO, CFO, COO and principal accounting officer) and a Code of Ethics for Financial Executives that applies to all of our executive officers, directors and financial executives. Copies of these codes have previously been filed as exhibits to the Form 10-KSB for the fiscal year ended September 30, 2003.

COMMITTEES OF THE BOARD OF DIRECTORS

         As of August 2, 2004 we will have an Audit Committee in place with the nomination of our new Director as well as a Nomination Committee. We plan to form a Compensation Committee of independent directors in fiscal 2004.

                             EXECUTIVE COMPENSATION.

         The following table sets forth information concerning the compensation received by each person serving as our Chief Executive Officer during the year ended September 30, 2003:

SUMMARY COMPENSATION TABLE

Name and                                                   Other Annual
Principal                                                  Compen-sation  Restricted     Options    LTIP       All Other
Position                Year    Salary ($)    Bonus ($)    ($)            Stock Awards   SARs       Payouts    Compensation
Shai Bar-Lavi           2003    76,154 (1)    0            150,000 (2)    0              0          0          0
Chief Executive         2002    0             0            0              0              0          0          0
Officer
                        2001    0             0            0              0              0          0          0

(1) Salary paid by us pursuant to Mr. Bar-Lavi's employment agreement with us and in connection with Mr. Bar-Lavi's employment by Genio, Inc. (formerly Tele-V, Inc.) and its subsidiaries prior to the merger.

(2) Payments for services provided by, and reimbursement of expenses of, Mr. Bar-Lavi and certain entities under his control.

         No other executive officer received compensation exceeding $100,000 during fiscal 2003.

STOCK OPTIONS

         The following  table sets forth  information on grants of stock options
during  fiscal  2003  for  our  executive  officers  and  directors.   No  stock
appreciation rights were granted during such period to such persons.


                          Number of       Percent of Total
                         Securities       Options Granted                                                Potential
                         Underlying       to Employees in    Exercise Price                              Realizable
                       Options Granted          Year            ($/Share)         Expiration Date          Value
Shai Bar-Lavi                 0                  -                  -                    -                   -
Susan Eisner                  0                  -                  -                    -                   -
Andrew Schenker               0                  -                  -                    -                   -
Yaron Ben-Horin            250,000              100               $1.50        September 30, 2006 -          -
                                                                                September 30, 2008


         None of our directors or executive officers exercised options during fiscal 2003.

         During the year ended September 30, 2003, Mr. Ben-Horin received an option to acquire two hundred fifty thousand (250,000) restricted shares of our common stock at an exercise price of $1.50 per share, vesting according to the following schedule: 50,000 of the options became exercisable upon the execution of the employment agreement and 50,000 options shall become, or have become, exercisable on each of the six (6), twelve (12), eighteen (18) and twenty-four
(24) months anniversary of the execution of his employment agreement. Each option grant shall terminate three years after the applicable date of grant. If Mr. Ben-Horin resigns or is terminated for cause on or before July 21, 2005, such options will be cancelled immediately and all options which were not vested prior to the date of such resignation or termination will be immediately cancelled. In addition, in the event Mr. Ben-Horin terminates his employment without cause or if his employment with us does not continue for any reason subsequent to the expiration of the agreement, the options that have not yet vested as of the date of such termination or expiration will be accelerated and become immediately exercisable and all of Mr. Ben-Horin's options will terminate ninety (90) days from the date of such termination or expiration.

         On October 28, 2003, we granted Ms. Eisner an option to acquire nine hundred thousand (900,000) shares of our restricted common stock, at an exercise price per share equal to the average closing price of the common stock during the forty (40) day period from November 3, 2003, vesting and exercisable according to the following schedule: 100,000 options upon execution of the agreement and 100,000 options each vesting and exercisable following the completion of six (6) months, twelve (12) months, eighteen (18) months, twenty-four (24) months and thirty (30) months of employment and 300,000 options vesting following completion of the thirty-six (36) months of the initial term. Provided such options have vested, the options will be exercisable for a five
(5) year term commencing from November 3, 2003 and Ms. Eisner will be entitled to piggyback registration rights to register the common stock underlying the option grant in the event Genio files a registration statement to register any stock options for other employees under an employee stock option plan.

         In addition, on November 3, 2003, we also granted Mr. Schenker an option to acquire four hundred and fifty thousand (450,000) shares of our restricted common stock, at an exercise price per share equal to the common stock average closing price during the forty (40) day period from November 3, 2003, vesting and exercisable according to the following schedule: 75,000 options upon execution of the agreement and 75,000 options each vesting and exercisable following the completion of twelve (12) months, eighteen (18) months, twenty-four (24) months, thirty (30) months and thirty-six (36) months of the initial term of the employment agreement.

Provided such options have vested,  the options shall be exercisable  for a five
(5) year term commencing from November 3, 2003 and Mr. Schenker will be entitled to piggyback registration rights to register the common stock underlying the option grant in the event that we file a registration statement to register any stock options for other employees under an employee stock option plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table sets forth information concerning the number of shares of our common stock that may be issued under all of our equity compensation plans existing on March 31, 2004:

                                                        EQUITY COMPENSATION PLAN INFORMATION


                                                                                             Number of securities
                                                                                            remaining available for
                                Number of securities to be    Weighted average exercise      future issuance under
                                  issued upon exercise of       price of outstanding       equity compensation plans
                                    outstanding options         options, warrants and        (excluding securities
                                    warrants and rights                rights              reflected in column (a))
PLAN CATEGORY
                                            (a)                         (b)                           (c)
Equity compensation plans                    0                            -                            0
approved by security holders
Equity compensation plans not            1,696,000                      $1.50                          0
approved by security holders
Total                                    1,696,000                      $1.50                          0

         From July 17, 2003 to August 15, 2003 we issued 1,696,000 common stock options to two of our employees and consultants. The options have exercise prices from $0.87 to $2.00 per share and a weighted average exercise price of $1.50. These options were granted as compensation without any payment due until exercise. None of the options have been exercised.

EMPLOYEE PENSION, PROFIT SHARING OR OTHER RETIREMENT PLANS

         We do not have a defined benefit, pension plan, profit sharing, or other retirement plan.

COMPENSATION OF DIRECTORS

         As of March 31, 2004, we did not pay fees to our directors. In our sole discretion, we may issue from time to time, stock options or warrants to our directors. We are currently considering a formal compensation structure for our directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We entered into an employment agreement with Mr. Bar-Lavi, effective July 21, 2003, pursuant to which Mr. Bar-Lavi is serving as Chairman of our board of directors and Chief Executive Officer. The term of the employment agreement is two-years and provides for renewal options of up to three successive one-year terms. Mr. Bar-Lavi's salary under the agreement is $180,000 annually. In the board's discretion, he may receive additional bonus compensation. We may terminate Mr. Bar-Lavi's employment immediately for cause, as defined in the agreement, or without cause. Upon termination of Mr. Bar-Lavi's employment without cause, Mr. Bar-Lavi will be entitled to a severance payment as disclosed in the agreement. Mr. Bar-Lavi is entitled to participate, if eligible, in certain benefit programs as are generally provided by us to all of our employees. We will pay all premiums and other costs in connection with a life insurance policy as well as those expenses related to the lease and insurance of an automobile for Mr. Bar-Lavi subject to certain restrictions. Mr. Bar-Lavi is subject to certain confidentiality, non-compete and non-solicitation provisions as set forth in the agreement. Mr. Bar-Lavi must disclose and assign to us any know-how, discoveries, inventions, improvements and the like made received or conceived by Mr. Bar-Lavi during the term of his employment with us.

         We entered into an employment agreement with Ms. Susan Eisner, effective November 3, 2003, pursuant to which Ms. Eisner is serving as our President. The term of the employment agreement is three-years and provides for renewal options of up to two successive one-year terms. Ms. Eisner's salary under the agreement is $180,000 annually. In addition, we also granted Ms. Eisner an option to acquire 900,000 shares of our restricted common stock , the terms of which are described in "Executive Compensation - Stock Options" below. Further, Ms. Eisner is eligible to participate in any management bonus plan and is entitled to such benefits, including health insurance and vacation that are, or will be, provided to other senior executives of ours. We may terminate Ms. Eisner's employment for cause as defined in the agreement. In the event we terminate Ms. Eisner's employment without cause or Ms. Eisner terminates her employment for cause Ms. Eisner is entitled to certain severance payments as disclosed in the agreement. In addition, upon such termination, any vested options plus 100,000 additional and previously unvested options shall be exercisable for only twelve months following the date of termination. Any remaining unvested options on the date of termination shall be immediately cancelled. During the initial term, or any renewal term and for a period of twelve months following the expiration or earlier termination of such term, Ms. Eisner may not (i) solicit, employ or interfere with any of our relationships with any person who, at the time thereof, is or shall be an employee of ours or who is under some other contractual relationship with us, nor may she interfere with or seek to adversely alter our relationship with, solicit or divert any supplier, licensee or distributor of ours; or (ii) seek or obtain employment with or provide services to any of the parties to the Marvel license agreement.

         We entered into an employment agreement with Mr. Andrew J. Schenker, effective November 3, 2003, pursuant to which Mr. Schenker is serving as our Chief Financial Officer and Senior Vice President. The agreement provides for a three-year term and for renewal options of up to two successive one year terms. Mr. Schenker's salary under the agreement is $135,000 annually. Mr. Schenker is eligible for a discretionary annual bonus to be awarded by our board, is eligible to participate in any management bonus plan and is entitled to such benefits, including health insurance and vacation which are, or will be, provided to other senior executives of ours. In addition, we also granted Mr. Schenker an option to acquire 450,000 shares of our restricted common stock, the terms of which are described in "Employee Compensation - Stock Options" below. We may terminate Mr. Schenker's employment for cause as defined in the agreement, in which case any unvested options will be cancelled and forfeited. We may also terminate Mr. Schenker's employment without cause in which case Mr. Schenker shall be entitled to certain severance payments as disclosed in the agreement. During the initial term, for any renewal term and for a period of twelve months following the expiration or earlier termination of such term, Mr. Schenker may not (i) solicit, employ or interfere with any of our relationships with any person who, at the time thereof, is or shall be an employee of ours or who is under some other contractual relationship with us, nor may he interfere with or seek to adversely alter our relationship with, solicit or divert any supplier, licensee or distributor of ours; or (ii) seek or obtain employment with or provide services to any of the parties to the Marvel license agreement.

         We entered into an employment agreement with Mr. Yaron Ben-Horin, effective July 21, 2003, pursuant to which Mr. Ben-Horin is serving as our Chief Operating Officer. The employment agreement is for a two-year term and provides for a renewal option of up to three successive one-year terms. Mr. Ben-Horin's salary under the agreement is $100,000 annually. The agreement further provides for cash bonus compensation as disclosed therein. In addition, his employment agreement grants him an option to acquire 250,000 shares of our common stock at an exercise price of $1.50 per share, which shall vest as disclosed in the agreement. If Mr. Ben-Horin resigns or is terminated for cause on or before July 21, 2005, such options will be cancelled immediately and all options which were not vested prior to the date of such resignation or termination will be immediately cancelled. In addition, if Mr. Ben-Horin terminates his employment without cause or if his employment with us does not continue for any reason subsequent to the expiration of the agreement, the options that have not yet vested as of the date of such termination or expiration will be accelerated and become immediately exercisable and all of Mr. Ben-Horin's options will terminate ninety days from the date of such termination or expiration. We may terminate Mr. Ben- Horin's employment immediately for cause, as defined in the agreement. Upon termination of Mr. Ben-Horin's employment without cause by us, Mr. Ben-Horin is entitled to certain severance payments as disclosed in the agreement. Mr. Ben-Horin is entitled to participate in, if eligible, such benefit programs as are generally provided by us to all of our employees. We shall also pay for Mr. Ben-Horin's expenses related to the lease and insurance of an automobile subject to certain restrictions. Mr. Ben-Horin is subject to certain confidentiality, non-compete and non-solicitation provisions as disclosed in the agreement. With respect to any know-how, discoveries, inventions, improvements and the like, such items must be disclosed to us and Mr. Ben-Horin must assign any rights he may have in such items to us.

         We use Amerikom as a single printing broker for the production of our products. Yaron Ben-Horin's (our COO) brother is an officer of Amerikom. Payments to Amerikom during fiscal 2003 were approximately $700,000.

         Management believes that the terms of these transactions were at least as favorable to us as those terms that we could have obtained from unrelated third parties through arms-length negotiations.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of June 30, 2004, the number of and percent of our common stock beneficially owned by (a) all directors and nominees, naming them, (b) our executive officers, (c) our directors and executive officers as a group, without naming them, and (d) persons or groups known by us to own beneficially five percent (5%) or more of our common stock:


Name and Address                                 Amount and Nature of           Percent
of Beneficial Owner*                             Beneficial Ownership           of Class
--------------------                             --------------------           --------

DIRECTORS AND OFFICERS:

Shai Bar-Lavi                                           12,105,176 (1)                          46.0%

Andrew J. Schenker                                        225,000 (2)                            **

Susan Eisner                                              105,000 (3)                            **

Yaron Ben-Horin                                           650,000 (4)                            2.5%

5% OR MORE HOLDERS:

Steven A. Horowitz                                       1,580,445 (5)                           6.0%
    400 Garden City Plaza
    Garden City, NY 11530

Helen of Troy, LLC                                       3,000,000 (6)                          11.4%
      One Helen of Troy Plaza
      El Paso, Texas 79912

Crestview Master, LLC                                    4,800,000 (7)                          17.1%
      95 Revere Drive, Suite A
      Northbrook, IL 60062

All executive officers and                          13,085,176 (1)(2)(3)(4)                     49.2%
directors as a group
(4 persons)


* Unless otherwise indicated, the address of each beneficial owner is c/o Genio Group, Inc., 1120 Avenue of the Americas, Suite 4020, New York, New York 10036. ** Less than 1%.

(1)  Comprised  of: (i) 719,228  shares of common  stock owned by Mr.  Bar-Lavi,
     (ii) 1,798,060  shares owned by Anna Sachs Bar-Lavi,  Mr.  Bar-Lavi's wife,
     (iii) 1,078,288 shares of common stock held by several trusts for Mr. Bar-Lavi's children of which Mr. Bar-Lavi and his wife serve as co-trustees and (iv) 7,789,833 shares of common stock held in trusts of which Mr. Bar-Lavi is trustee.

(2) Comprised of: (i) 150,000 shares of common stock and (ii) 75,000 shares underlying options exercisable within 60 days of June 30, 2004.

(3) Comprised of (i) 5,000 shares of common stock (based on a Form 4 filed by Ms. Eisner on March 22, 2004) and 100,000 shares underlying options exercisable within 60 days of June 30, 2004.

(4) Comprised of: (i) 500,000 shares of common stock, and (ii) 100,000 shares underlying options exercisable within 60 days of June 30, 2004.

(5)  Based on a Form 4 filed by Mr. Horowitz on October 31, 2003.

(6) Based on a Schedule 13D filed by Helen of Troy, LLC on June 14, 2004. Helen of Troy granted Mr. Bar-Lavi an irrevocable proxy to vote the shares it owns until the later of (i) July 31, 2005 and (ii) the time that Helen of Troy no longer beneficially owns such shares.

(7) Comprised of: (i) 3,000,000 shares issuable upon the conversion of a convertible debenture which is exercisable within 60 days of June 30, 2004 and (ii) 1,800,000 shares issuable upon the exercise of warrants exercisable within 60 days of June 30, 2004.


                            SELLING SECURITY HOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

         The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders as of July 28, 2004, the number of shares of common stock being offered by the selling shareholders, the number of shares of common stock each selling shareholder will beneficially own if the shareholder sells all of the shares being registered and the selling shareholder's percentage ownership of our common stock if all the shares in the offering are sold. The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholders may offer all or part of the shares for resale from time to time. However, the selling shareholders are under no obligation to sell all or any portion of such shares nor are the selling shareholders obligated to sell any shares immediately under this prospectus. The selling shareholders have furnished all information with respect to such shareholder's share ownership. Because the selling shareholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of any offering made hereby.

         None of the selling shareholders have, nor within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates.



           TITLE OF CLASS:
             COMMON STOCK                                            BEFORE OFFERING               AFTER OFFERINGS
----------------------------------                             ---------------------------     -------------------------



                                                               AMOUNT AND                      AMOUNT AND
                                           SHARES OFFERED       NATURE OF                       NATURE OF
                                          PURSUANT TO THIS     BENEFICIAL      PERCENT OF      BENEFICIAL    PERCENT OF
     NAME OF BENEFICIAL OWNER (1)            PROSPECTUS        OWNERSHIP       CLASS (%)       OWNERSHIP     CLASS (%)
----------------------------------        ----------------     ---------------------------     -------------------------
Anthony Bonomo (2)                                                 116,667          *                 0              0
Anthony Capone (3)                                                 116,667          *                 0              0
Albert Horowitz (4)                                                116,667          *                 0              0
Andrew Sirlin (5)                                                  175,000         1.1%               0              0


                                      -27-

Aaron & Hannah Stefansky (6)                                       100,000          *                 0              0
Buzz Investments LTD (7)                                           800,000         4.8%               0              0
CB Associates, L.L.C. (8)                                          200,000         1.2%               0              0
David Solomon (9)                                                  583,333         6.5%               0              0
Edward W.M. Gordon (10)                                            116,667          *                 0              0
Fred M. Horowitz (11)                                              116,667          *                 0              0
Gary Segal (12)                                                    583,333         3.5%               0              0
Harry Kopelman (13)                                                 58,333          *                 0              0
Hagop S.Mashikian (14)                                             116,667          *                 0              0
Incentive Management, Inc. (15)                                    700,000         4.2%               0              0
James A. Murphy (16)                                               116,667          *                 0              0
Jerome Swartz (17)                                                 233,333         1.4%               0              0
Lake Forest LLC (18)                                               100,000          *                 0              0
Lynn Diamond (19)                                                  116,667          *                 0              0
Lee Pfadenhauer (20)                                               116,667          *                 0              0
Ludwig Sperling (21)                                               116,667          *                 0              0
Lawrence Weiner (22)                                               466,667         2.8%               0              0
Newman & Company, Inc. (23)                                      1,083,333         3.5%               0              0
The Corbran LLC (24)                                               100,000          *                 0              0
WEC Partners LLC (25)                                              250,000         1.5%               0              0
Vincent M. D'Addona (26)                                           116,667          *                 0              0
Yorkland Investments, Inc. (27)                                    400,000         2.4%               0              0
Truk Opportunity Fund, LLC (28)                                    188,000         1.1%               0              0
TCMP3 Partners (29)                                                268,573         1.6%               0              0
Otape Investments LLC (30)                                         358,095         2.2%               0              0
AS Capital Partners, LLC (31)                                      134,285          *                 0              0
Gilbridge, Inc. (32)                                               492,380         3.0%               0              0
Cobia Ventures, LLC (33)                                           349,143         2.1%               0              0
Spin Master Ltd. (34)                                              150,000          *                 0              0
Moose Enterprises Pty Ltd. (35)                                    220,000         1.3%               0              0
Crestview Master LLC (36)                                        4,800,000        28.8%               0              0
vFinance Investments, Inc. (37)                                    182,875          *                 0              0
Richard Rosenblum (38)                                             100,000          *                 0              0
David Stefansky (38)                                               100,000          *                 0              0
Vincent Callichia (38)                                              17,125          *                 0              0
Jonathan Rich (38)                                                  75,000          *                 0              0
Kreiger & Prager, LLP (39)                                          25,000          *                 0              0
Alan Jacobs (40)                                                    50,000          *                 0              0
Michael Jacobs (40)                                                 50,000          *                 0              0
Steven Wildstein                                                    50,000          *                 0              0
Boru Enterprises (40)                                              150,000          *                 0              0
Ocean Drive Capital, LLC (41)                                      320,000         1.9%               0              0
Turquoise Partners, LLC (42)                                       480,000         2.9%               0              0
Cary Kolopsky (43)                                                 200,000         1.2%               0              0
Schlomo Shur (44)                                                  300,000         1.8%               0              0
Deborah Lisa (45)                                                  200,000         1.2%               0              0
Mitchell Shapiro (46)                                              125,000           *                0              0
Bellmore Capital Ventures, Inc. (47)                                50,000           *                0              0
Sloan Securities Corp.(48)                                         100,000           *                0              0

----------
*less than 1%

(1) Information concerning other selling security holders will be set forth in one or more prospectus supplements from time to time, if necessary.
(2) Consists of 66,667 shares and warrants to purchase 50,000 shares exercisable within 60 days.
(3) Consists of 66,667 shares and warrants to purchase 50,000 shares exercisable within 60 days.
(4) Consists of 66,667 shares and warrants to purchase 50,000 shares exercisable within 60 days.
(5) Consists of 100,000 shares and warrants to purchase 75,000 shares exercisable within 60 days.
(6) Consists of 75,000 shares and warrants to purchase 25,000 shares exercisable within 60 days.
(7) Consists of 600,000 shares and warrants to purchase 200,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is C.B. Williams.
(8) We have been advised by the selling shareholder that its controlling person is Andrew Brown.
(9) Consists of 333,333 shares and warrants to purchase 250,000 shares exercisable within 60 days.
(10) Consists of 66,667 shares and warrants to purchase 50,000 shares exercisable within 60 days.

(11) Consists of 66,667 shares and warrants to purchase 50,000 shares exercisable within 60 days.
(12) Consists of 333,333 shares and warrants to purchase 250,000 shares exercisable within 60 days.
(13) Consists of 33,333 shares and warrants to purchase 25,000 shares exercisable within 60 days.
(14) Consists of 66,667 shares and warrants to purchase 50,000 shares exercisable within 60 days.
(15) Consists of 400,000 shares and warrants to purchase 300,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Erno Bodek.
(16) Consists of 66,667 shares and warrants to purchase 50,000 shares exercisable within 60 days.
(17) Consists of 133,333 shares and warrants to purchase 100,000 shares exercisable within 60 days.
(18) Consists of 75,000 shares and warrants to purchase 25,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is David Stefansky.
(19) Consists of 66,667 shares and warrants to purchase 50,000 shares exercisable within 60 days.
(20) Consists of 66,667 shares and warrants to purchase 50,000 shares exercisable within 60 days.
(21) Consists of 66,667 shares and warrants to purchase 50,000 shares exercisable within 60 days.
(22) Consists of 266,667 shares and warrants to purchase 200,000 shares exercisable within 60 days.
(23) Consists of 333,333 shares and warrants to purchase 250,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is David Solomon.
(24) Consists of 75,000 shares and warrants to purchase 25,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Richard Rosenblum.
(25) Consists of 375,000 shares and warrants to purchase 125,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Daniel Saks.
(26) Consists of 66,667 shares and warrants to purchase 50,000 shares exercisable within 60 days.
(27) Consists of 400,000 shares and warrants to purchase 100,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is James Hassan.
(28) Consists of 113,000 shares and warrants to purchase 75,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Michael E. Fein.
(29) Consists of 161,430 shares and warrants to purchase 107,143 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Steven Slawson.
(30) Consists of 215,238 shares and warrants to purchase 142,857 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is James Santee.
(31) Consists of 80,714 shares and warrants to purchase 53,571 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Michael Coughlin.
(32) Consists of 295,952 shares and warrants to purchase 196,428 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Emmanuel Gil.
(33) Consists of 209,857 shares and warrants to purchase 139,286 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Arnold Kling.
(34) Consists of 30,000 shares and warrants to purchase 120,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Adam Beder.
(35) Consists of 20,000 shares and warrants to purchase 200,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Paul Solomon.
(36) Consists of 3,000,000 shares and warrants to purchase 1,800,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Stewart Flink.
(37) Consists of warrants to purchase 182,875 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Richard Rosenblum.
(38) Consists of warrants to purchase 292,125 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Richard Rosenblum.
(39) Consists of warrants to purchase 25,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Samuel M. Kreiger.
(40) Consists of 50,000 shares and warrants to purchase 100,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is John T. Moran.
(41) Consists  of  200,000  shares  and  warrants  to  purchase  120,000  shares
     exercisable   within  60  days.  We  have  been  advised  by  the  selling shareholder that its controlling person is Daniel Meyers.
(42) Consists  of  300,000  shares  and  warrants  to  purchase  180,000  shares
     exercisable   within  60  days.  We  have  been  advised  by  the  selling shareholder that its controlling person is Arnold Kling.
(43) Consists of 200,000 shares.
(44) Consists of 100,000 shares and warrants to purchase 200,000 shares exercisable within 60 days.
(45) Consists of warrants to purchase 200,000 shares exercisable within 60 days.
(46) Consists of warrants to purchase 125,000 shares exercisable within 60 days.
(47) Consists of warrants to purchase 50,000 shares exercisable within 60 days. We have been advised by the selling shareholder that its controlling person is Paul Punzone.
(48) Consists of 100,000 shares exercisable. We have been advised by the selling shareholder that its controlling person is Daniel Meyers.


         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o     privately-negotiated transactions;

         o     short sales;

         o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share; and

         o     a combination of any such methods of sale.

         In the event sales are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which the prospectus forms a part. In such post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales. In addition, if any shares of common stock or warrants offered for sale pursuant to this prospectus are transferred, subsequent holders could not use this prospectus until a post-effective amendment is filed, naming such holders.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

         We are required to pay all fees and expenses incident to the registration of the shares. The selling stockholders and we have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.


                            DESCRIPTION OF SECURITIES

         The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

         Our Amended Certificate of Incorporation authorizes the issuance of 200,000,000 shares of common stock, $.0001 par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of us, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

         SECURED CONVERTIBLE TERM NOTE

         On July 15, 2004, we issued a convertible debenture to Crestview Master, LLC. in the principal amount of $1,500,000 pursuant to a private placement transaction with Crestview. The convertible debenture matures on July 14, 2005 and bears interest at the rate of eight percent (8%) per annum. Interest is payable quarterly at our option in cash or shares of our common stock. The note is convertible into shares of our common stock at a fixed conversion price of $0.50 per share. In connection with the issuance of the debenture, we entered into a registration rights agreement with Crestview, the terms of which require that we file a registration statement with the Commission covering the shares of common stock underlying the debenture.

         The Company may, at its sole option, require the conversion of the debentures if, after the 180th day anniversary of the date on which this registration statement is declared effective by the Commission (A) the volume weighted average price for each of any 20 consecutive Trading Days, which 20 consecutive Trading Day period shall have commenced only after the Effective Date, exceeds $2.00, adjusted for any stock splits, reverse splits and the like occurring after the original issue date of the debenture, or (B) at any time, the Company completes a public offering of its common stock with (1) aggregate proceeds equal to or greater than $20,000,000 and (2) a price per share of its common stock equal to or greater than $2.00, adjusted for any stock splits, reverse splits and the like occurring after the original issue date of the debenture.

         The terms of the convertible note prohibit conversion of the note to the extent that conversion of the note would result in the holder, together with its affiliates, beneficially owning in excess of 9.99% of our outstanding shares of common stock. A holder may waive the 9.99% limitation upon 61 days' prior written notice to us.

         WARRANT

         On July 15, 2004, we issued warrants to Crestview Master, LLC to purchase up to 2,400,000 shares of our common stock pursuant to a private placement transaction with Crestview. Crestview may exercise the warrant through July 14, 2009. The exercise prices under the warrant are $0.80 per share with respect to 1,200,000 shares and $1.00 per share with respect to 1,200,000 shares acquired upon exercise of the warrant. The terms of the warrant prohibit exercise of the warrant to the extent that exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 9.99% of our outstanding shares of common stock. A holder may waive the 9.99% limitation upon 61 days' prior written notice to us.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons a small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by Jenkens & Gilchrist Parker Chapin LLP, New York, New York.

                                     EXPERTS

         Our consolidated financial statements as of September 30, 2003 appearing in this prospectus and registration statement have been audited by Radin, Glass & Co., LLP, independent auditors, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http.//www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

         We have filed a registration statement on Form SB-2 with the Commission to register the shares of our common stock to be sold by the selling security holders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to our common stock, or us you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditor's Report.................................................F-3

Consolidated Balance Sheet - September 30, 2003..............................F-4

Consolidated Statement of Operations - for the period from May
14, 2003 (inception) to September 30, 2003...................................F-5

Consolidated Statement of Changes in Stockholders' Equity for the
period ended September 30, 2003..............................................F-6

Consolidated Statement of Cash Flows - for the period from May
14, 2003 (inception) to September 30, 2003...................................F-7

Notes to Consolidated Financial Statements for the period ended
September 30, 2003...........................................................F-8

Consolidated Balance Sheet - for the six-month period ending
March 31, 2004 - Unaudited..................................................F-22

Consolidated Statement of Operations - for the six-month period ending March 31, 2004 - Unaudited...........................................F-23

Consolidated Statement of Cash Flows - for the six-month period ending March 31, 2004 - Unaudited...........................................F-24

Notes to  Consolidated  Financial  Statements  for the  six-month period ending March 31, 2004 - Unaudited....................................F-25

                              FINANCIAL STATEMENTS

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Genio Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Genio Group, Inc. as of September 30, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2003, and the results of its operations and cash flows for the period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States.

                             RADIN, GLASS & CO., LLP





/s/ Radin, Glass & Co., LLP
----------------------------------------
Certified Public Accountants



New York, New York
December 5, 2003

                       GENIO GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET



                                                                     September 30, 2003
                                                                     ------------------
                                   ASSETS
CURRENT ASSETS
  Cash & cash equivalents                                               $   514,142
  Accounts receivable, net                                                1,040,668
  Inventories                                                             1,097,402
  Prepaid expenses and other current assets                                 196,381

                                                                        -----------
          Total current assets                                            2,848,593
FURNITURE AND EQUIPMENT  - at cost,
    less accumulated depreciation and amortization of $2,344                 11,718

                                                                        -----------

                                                                        $ 2,860,311
                                                                        ===========

                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expense                                  $   633,212
  Deferred revenue                                                          433,367
                                                                        -----------
          Total current liabilities                                       1,066,579

COMMITMENTS and CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, no par value,
    2,000,000 shares authorized, 0 shares issued
  Common stock - par value $.0001, per share; authorized,
  200,000,000 shares; 25,744,728 shares issued and outstanding                2,574
  Additional paid in capital                                              7,945,339
  Accumulated deficit                                                    (5,494,162)
  Unearned consulting services                                             (660,019)
                                                                        -----------
                                                                          1,793,732
                                                                        -----------

                                                                        $ 2,860,311
                                                                        ===========



The accompanying notes are an integral part of this statement.

                       GENIO GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS



                                                               Period Ending
                                                               May 14, 2003
                                                              (Inception) to
                                                            September 30, 2003
                                                            ------------------

Net sales                                                       $  1,292,352
Cost of sales                                                        694,646
                                                                ------------

          Gross profit                                               597,706

Selling expenses                                                     866,276
General and administrative expenses                                  819,168
Equity based compensation                                          4,354,080
Depreciation and amortization                                          2,344
                                                                ------------

          Loss from operations                                    (5,444,162)

Other income and (expense)
    Miscellaneous                                                    (50,000)
                                                                ------------

Loss before provision for income taxes                            (5,494,162)
Provision for income taxes                                                 0
                                                                ------------

NET LOSS                                                          (5,494,162)
                                                                ============

Basic and diluted earnings (loss) per share                           ($0.22)
                                                                ============

Weighted-average shares outstanding-
    basic and diluted                                             24,901,277
                                                                ============



The accompanying notes are an integral part of this statement.

                       GENIO GROUP, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

PERIOD ENDED SEPTEMBER 30, 2003



                                      Preferred Stock      Commn Stock                                      Unearned
                                      -------------------------------------                                Consulting
                                          #    $           #            $          APIC        Deficit      Services        Total
                                      ----------------------------------------------------------------------------------------------
Balance September 30, 2002                0   $  0     4,521,979    $   452     $ 2,410,626  ($2,748,406)  $        0   ($  337,328)
Predecessor Activity
Cancellation of previous
 issued shares - effective not issued                 (3,166,669)      (317)            317                                       0

Common shares issued Humana Trans
 acquisition and settlement                            3,972,470        397         545,463                                 545,860

Value of options issued                                                              67,500                                  67,500

Common shares issued for services                        857,500         86         904,700                                 904,786

Option exercise                                          180,000         18          17,982                                  18,000

Common shares issued in settlement                                                  196,310                                 196,310

Net loss - Predecessor                                                                        (1,382,717)                (1,382,717)
                                      ----------------------------------------------------------------------------------------------
Balance prior to recapitalization         0      0     6,365,280        636       4,142,898   (4,131,123)           0        12,411


Recapitalization                                                                 (4,131,123)   4,131,123                          0

Reverse merger with Genio                             15,484,448      1,548                                                   1,548

Common shares issued for services                        895,000         90       2,404,925                  (142,525)    2,262,490

Value of options issued                                                           2,608,999                  (517,494)    2,091,505

Stock issued in private placement                      3,000,000        300       2,919,640                               2,919,940

Net loss post recapitaization                                                                 (5,494,162)                (5,494,162)
                                      ----------------------------------------------------------------------------------------------
Balance September 30, 2003                0   $  0    25,744,728    $ 2,574     $ 7,945,339  ($5,494,162) ($ 660,019)  $ 1,793,732
                                      ==============================================================================================



The accompanying notes are an integral part of this statement.

                        GENIO GROUP, INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                              Period Ending
                                                        May 14, 2003 (Inception)
                                                          to September 30, 2003
                                                        ------------------------
Cash flows from operating activities
  Net loss                                                   ($5,494,162)
  Adjustments to reconcile net loss to net
  cash used in operating activities
    Depreciation and amortization                                  2,344
    Common stock and stock options isued for services          4,354,080

    Changes in assets and liabilities
      Accounts receivable                                     (1,040,668)
      Inventories                                             (1,097,402)
      Prepaid expenses and other current assets                 (196,381)
      Accounts payable and accrued expense                       647,086
      Deferred revenue                                           433,367
                                                             ------------
          Net cash used in operating activities               (2,391,736)
                                                             ------------

Cash flows from investing activities
    Purchase of furniture and equipment                          (14,062)


                                                             ------------
          Net cash used in investing activities                  (14,062)
                                                             ------------

Cash flows from financing activities
    Common stock issued, net                                   2,919,940

          Net cash provided by financing activities            2,919,940
                                                             ------------

          NET INCREASE (DECREASE) IN CASH                        514,142
Cash at beginning of period                                            0
                                                             ------------

Cash at end of period                                           $514,142
                                                             ============

Supplemental disclosures of cash flow information:
    Cash paid during the period for
        Interest


Noncash investing and financing transactions:

The accompanying notes are an integral part of this statement.

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Genio Group, Inc. (formerly National Management Consulting, Inc. and referred to herein as "Genio" or the "Company") is a developer and marketer of entertainment and leisure products. Genio holds a worldwide license with Marvel Enterprises, Inc. to manufacture and sell specific categories of products built around the globally recognizable Marvel Super Heroes(TM), including Spider-Man(TM), The Incredible Hulk(TM), X-Men(TM), Elektra(TM), Daredevil(TM) and the Fantastic Four(TM). The Genio Card collection is currently available in select national retailers in the United States. Genio Cards consist of 360 illustrated cards that take children on a journey through 30 subject categories: from the history of Dinosaurs and attributes of Reptiles to facts about Motor Sports and Manmade Landmarks.

On July 21, 2003, the Company acquired Genio Inc. (formerly Tele-V, Inc.) through the issuance of an aggregate of 15,484,448 shares of common stock, reflecting 65% of the 23,822,228 shares of common stock outstanding after the closing. For accounting purposes, the transaction is reflected as if the Company was acquired by Genio Inc. with the business of Genio Inc. being the successor entity. The acquisition was accounted for as a reverse acquisition with the management of Genio controlling and operating the Company after the acquisition date. The financial statements presented primarily represent the operations of Genio Inc. and its subsidiaries from its inception date, May 14, 2003, to September 30, 2003

In addition, the capital structure of Genio has been recapitalized to account for the equity structure subsequent to the acquisition as if Genio had been the issuer of the common stock for all periods presented.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Genio Group, Inc. and its subsidiaries ("the Company"). Intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

The Company considers investments in highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

INVENTORIES

The Company's inventory consists entirely of finished goods. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method. Estimated useful lives used in computing depreciation range from three to five years for equipment and furniture and the remaining lease period for leasehold improvements. In accordance with SFAS 144, the Company periodically evaluates the carrying value of its PP&E for circumstances which may indicate impairment. Maintenance and repairs are expensed as incurred.

REVENUE RECOGNITION

Revenue related to sales of the Company's products is generally recognized when products are shipped, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Sales made with a return privilege are accounted for pursuant to SFAS # 48 "Revenue Recognition When Right of Return Exists." Since the Company had only recently commenced shipments as of September 30, 2003, the amount of future returns could not be reasonably estimated. Accordingly, the Company has deferred revenue recognition of certain shipments until the retailer has sold the underlying product. The Company believes that as its shipments and returns, if any, mature it will be able to reasonably estimate the amount of future returns and, therefore, may be able to recognize these types of sales, net of an allowance for returns, upon shipment to the retailer.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reporting of assets and liabilities as of the dates of the financial statements and revenues and expenses during the reporting period. These estimates primarily relate to the sales recognition, allowance for doubtful accounts, inventory obsolescence and asset valuations. Actual results could differ from these estimates.

INCOME TAXES

The Company provides for deferred income taxes resulting from temporary differences between the valuation of assets and liabilities in the financial statements and the carrying amounts for tax purposes. Such differences are measured by applying statutory tax rates and laws in effect at the balance sheet date to the differences among book and tax basis of the assets and liabilities.

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK OPTIONS

The Company accounts for stock-based compensation based on the intrinsic value of stock options granted in accordance with the provisions APB 25 "Accounting for Stock Issued to Employees" and SFAS 123, "Accounting for Stock-Based Compensation," and SFAS #148.

In determining the pro forma amounts under SFAS 123 and SFAS 148, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield in any year; risk free interest rate of 4.0%, estimated volatility of 76% and expected life of 2-3 years.

CONCENTRATION OF CREDIT RISK

Periodically, the Company holds cash in the bank in excess of $100,000, which exceeds the FDIC insurance limits and is therefore uninsured.

NEW ACCOUNTING PRONOUNCEMENTS

In  November  2002,  the FASB  issued FIN No.  45,  "Guarantors  Accounting  and
Disclosure  Requirements  for  Guarantees,  Including  Indirect  Guarantees  and
Indebtedness of Others," an interpretation of SFAS Nos. 5, 57 and 107, and rescission of FIN No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others." FIN No. 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after March 31, 2002; while, the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of such interpretation on January 1, 2003 did not have a material impact on the Corporation's results of operations, financial position or cash flows.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This SFAS applies to costs associated with an "exit activity" that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144. These costs include, but are not limited to the following: termination benefits associated with involuntary terminations, terminating contracts that are not capital leases and costs to consolidate facilities or relocate employees. SFAS No. 146 will be effective for exit or disposal activities initiated after December 31, 2002 with early application encouraged.

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Entities", (FIN No. 46) an interpretation of Accounting Research Bulletin No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk and loss from the

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No. 46 requires disclosures about variable interest entities that companies are not required to consolidate but which the company has a significant variable interest. The consolidation requirements will apply immediately for newly formed variable interest entities created after January 31, 2003 and entities established prior to January 31, 2003, in the first fiscal year or interim period beginning after June 30, 2003. The adoption of FIN No. 46 is not expected to have an impact on our consolidated results of operations and financial position.

In April 2003, the FASB issued Statements of Financial Accounting Standards No. 149 ("SFAS No. 149"), an amendment to SFAS No. 133. SFAS No. 149 clarifies under what circumstances a contract with initial investments meets the characteristics of a derivative and when a derivative contains a financing component. This SFAS is effective for contracts entered into or modified after June 30, 2003.

In May 2003, the FASB issued Statements of Financial Accounting Standards No. 150 ("SFAS No. 150"), SFAS No. 150 established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This SFAS is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 will not have a material effect on the financial statements.

The Company has adopted all of the above new accounting pronouncements.

NOTE 2 - EARNINGS PER SHARE

Earnings per share is computed in accordance with SFAS 128. Basic EPS is computed using weighted average shares outstanding, while diluted EPS is computed using weighted average shares outstanding plus shares representing stock distributable under stock-based plans computed using the treasury stock the following shares were not included in the effect of dilutive stock options because they had an anti-dilutive effect:

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable at September 30, 2003 consist of the following:



Gross receivables                                         $1,040,668

Allowance for discounts
 and doubtful accounts                                             0
                                                          ----------
Accounts receivable, net                                  $1,040,668
                                                          ==========



The allowance for doubtful accounts reflects the Company's best estimate of probable losses by specific allowance for known troubled accounts. Revenues on certain of the receivable have been deferred as indicated in Note 8.

NOTE 4 - INVENTORIES

Inventories at September 30, 2003 of $ 1,097,402 consist entirely of finished products and shipping supplies. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

NOTE 5 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at September 30, 2003 consist of the following;

      Prepaid Expenses                                            $ 35,315
      Prepaid Advertising                                           99,970
      Prepaid Commissions                                           25,856
      Prepaid Marketing                                             10,240
      Other Current Assets                                          25,000
                                                                  --------
      Total                                                       $196,381
                                                                  ========

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PROPERTY AND EQUIPMENT, NET

Property and equipment at September 30, 2003 consist of the following:



Computers and equipment                                      $14,062

Accumulated depreciation                                       2,344
                                                             -------

Net                                                          $11,718
                                                             =======



NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accrued expenses and other liabilities at September 30, 2003 consist of the following:



Accounts payable                                            $348,254
Printing supplier / inventory                                203,510
Other                                                         81,448
                                                            --------
Total                                                       $633,212
                                                            ========



NOTE 8 - DEFERRED REVENUE

As of September 30, 2003 the Company had deferred $433,367 of revenue. This represents revenue from a sale that had a return privilege, accounted for pursuant to SFAS # 48 "Revenue Recognition When Right of Return Exists." Since the Company had only recently commenced shipments as of September 30, 2003, the amount of future returns could not be reasonably estimated. Accordingly, the Company has deferred revenue recognition of certain shipments until the retailer has sold the underlying product.

NOTE 9 - INCOME TAXES

At September 30, 2003, the Company had net operating loss carryforwards of approximately $3,000,000 for book and tax purposes, expiring in year 2023. These carryforwards are subject to possible limitation on annual utilization if there are "equity structural shifts" or "owner shifts" involving "5% shareholders" (as these terms are defined in Section 382 of the Internal Revenue Code).

At this time, the Company does not believe it can reliably predict future taxable profits. Accordingly, the deferred tax asset applicable to operations subsequent to September 30, 2003 has been reduced fully by the valuation allowance.

Reconciliation of income taxes shown in the financial statements and amounts computed by applying the Federal income tax rate of 34% for the year ended September 30, 2003 is as follows:

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Loss before income taxes                                $(5,494,162)
Computed expected tax credit at 34%                       1,868,015
Operating loss for which no benefits were provided       (1,868,015)
                                                        -----------
Provision of income taxes                               $         0
                                                        ===========



NOTE 10 - EMPLOYEE BENEFIT PLANS

The Company provides all employees with non-contributory healthcare benefits.

The Company has no other benefit plans at this time.

NOTE 11 - STOCK OPTIONS AND WARRANTS

a. WARRANTS

Warrant activity for each of the period ended September 30, 2003 is summarized as follows:



                                                                    Weighted
                                                                    Average
                             Warrants Exercise Price
                                                     ---------   --------------
Inception May 2003                                          --         --
     Issued                                          3,000,000      $1.50
     Exercised                                              --         --
     Expired or cancelled                                   --         --
                                                     ---------      -----
Outstanding at September 30, 2003                    3,000,000      $1.50
                                                     =========      =====



The following table summarizes information about warrants outstanding and exercisable at September 30, 2003



                              Outstanding
                              -------------------------------------------
                                             Weighted-         Weighted-
                                              Average           average
                               Remaining exercise
                           Shares life in years price
                              -------------------------------------------
Range of exercise prices
$1.50                         3,000,000        1.875             1.50
                              ---------
                              3,000,000
                              =========



All of the above warrants are exercisable.

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b. STOCK OPTION PLANS

The Company accounts for its stock option issued under APB Opinion No. 25, "Accounting for Stock Issued to Employees", under which no compensation expense is recognized, provided such stock options were issued at market price. The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation', for disclosure purposes; accordingly, no compensation expense is recognized in the results of operations for options granted at fair market value as required by APB Opinion No. 25.

Stock option activity for each of the period ended September 30, 2003 for both qualified and unqualified options is summarized as follows:



                                                                   Weighted
                                                               Average Exercise
                                                    Shares          Price
                                                  ---------    ----------------
Inception May 2003                                       --            --
     Granted                                      1,696,000          1.50
     Exercised                                           --            --
     Expired or cancelled                                --            --
                                                  ---------         -----
Outstanding at September 30, 2003                 1,696,000         $1.50
                                                  =========         =====



Information, at date of issuance, regarding stock option grants during the period ended September 30, 2003:



                                                          Weighted-   Weighted-
                                                           Average     Average
                                  Exercise Fair
                                               Shares       Price       Value
                                            ------------------------------------
Period ended September 30, 2003
Exercise price is less than market price      1,696,000     1.50        $1.54



The  following  table   summarizes   information   about  warrants  and  options
outstanding and exercisable at September 30, 2003:

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                   Outstanding and exercisable
                            -------------------------------------------------------------------------
                                                                  Weighted-
                                               Weighted-average     Average
                                 Number         remaining life      Exercise           Number
                               Outstanding         in years          Price           Exercisable
                            -------------------------------------------------------------------------
Range of exercise prices:
$.01 to $1.00                   200,000              1.83           $ .87               200,000
$1.50                         4,246,000              2.11            1.50             4,025,000
$2.00 - $3.00                   250,000              1.83            2.00               250,000

                            ------------                                             ----------
                              4,696,000                                               4,475,000
                            ============                                             ==========



For disclosure purposes in accordance with SFAS No. 123, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock options granted during the period ended September 30, 2003 annual dividends of $0.00, expected volatility of 76% for the Company's options, risk-free interest rate of 4.3%. If the Company recognized compensation cost for the vested portion of the employee stock option plan in accordance with SFAS No. 123, the Company's pro-forma net loss and loss per share would not change for the period ended September 30, 2003:



                                                                   2003
                                                                -----------
Net loss
   As reported                                                  $(5,494,162)
   Pro-forma                                                     (5,494,162)
Net loss per common share
   As reported                                                  $     (0.21)
   Pro-forma                                                          (0.21)



The compensation expense attributed to the issuance of the stock options will be recognized as they are earned. These stock options are exercisable for three years from the grant

NOTE 12 - CAPITAL STOCK

On July 21, 2003, the Company acquired Genio Inc. through the issuance by the Company of an aggregate of 15,484,448 shares of common stock, reflecting 65% of the 23,822,228 shares of common stock in total outstanding post-closing with the management of Genio Inc. controlling and operating the Company. This transaction has been accounted for as a reverse acquisition by Genio Inc. The capital structure of the Company has been recapitalized to account for the equity structure subsequent to the acquisition as if Genio Inc. had been the issuer of the common stock for all periods presented.

In July 2003 the Company, through a private placement of its equity securities to accredited investors raised an aggregate total of $3 million in proceeds in such private placement by issuing

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3 million shares of restricted common stock and warrants to acquire 3 million shares of common stock at an exercise price of $1.50 per share, exercisable for an eighteen month period. The proceeds of such private offering were utilized by the Company for development and inventory purchases for its Genio Card.

In connection with the private placement of common stock, the Company agreed to file a registration statement for the resale of the common stock and shares of common stock underlying the warrants by October 21, 2003. As of January 2, 2004, the Company has not filed said registration statement and is required to pay penalties at the rate of $30,000 for each 30 days the filing is late. If the registration statement is not effective by January 21, 2004, the Company is required to pay monthly penalties at the rate of 1% of the market value of the securities.

During the period ended September 30, 2003, the Company issues 1,752,500 shares at various prices in lieu of cash for services provided by consultants and other professionals. The Company valued these shares using the closing price per share of the Company's common stock on the date the underlying shares were granted. The Company recorded expense of $3,309,625 related to these services.

NOTE 13 - SEGMENT AND GEOGRAPHIC INFORMATION

The Company has one reportable business segment: a worldwide license to manufacture and sell specific categories of products based upon globally recognized entertainment characters

The Company's management regularly evaluates the performance of its operations based upon its contributed margin, which is profit after cost of goods, product development, advertising and promotional costs and obsolescence, but before unallocated general and administrative expenses and manufacturing overhead, depreciation and amortization, other income, net interest income and income taxes.

NOTE 14 - ACQUISITION OF TELE-V (GENIO CARDS)

On July 9, 2003, the Company entered into a definitive acquisition agreement with Tele-V, Inc., a New York corporation ("TV"), its principal shareholder and all of its subsidiaries and affiliates (collectively, "TV"), to acquire all of the capital stock of TV (the "Acquisition"). TV is a direct response and marketing firm which also holds a worldwide license to manufacture and sell specific categories of products based upon certain entertainment characters. The definitive acquisition agreement (the "TV Agreement") provided that the Company acquire all of the outstanding capital stock of TV in exchange for the issuance of a majority of the issued and outstanding common stock of National. On July 21, 2003, the Company completed the TV Acquisition and TV became a wholly-owned subsidiary of the Company. At the closing, the shareholders of TV were to be issued an aggregate of 15,484,448 shares of the Company's common stock, reflecting 65% of the 23,822,228 shares of common stock in total outstanding post-closing. The Company also provided a total of $2,000,000 in funding to TV for working capital and product development. The Company secured the capital for TV through a private placement of its equity securities to accredited investors.

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The terms of the acquisition were negotiated between the officers of the Company and Shai Bar-Lavi. At the time of the negotiations, there was no material relationship between the Company or any of its directors, officers or affiliates and TV or its management

Effective upon the closing of the TV Acquisition Shai Bar-Lavi (Bar-Lavi) who was the Chairman and Chief Executive Officer of TV, joined the Company as Chairman of the Board of Directors and as CEO. On July 21, 2003, the Company and Bar-Lavi entered into an two year employment agreement. Pursuant to this agreement, Mr. Bar-Lavi shall be entitled to a base salary of $180,000 per annum and participation in Company benefit programs.

Effective July 21, 2003, the Company and Yaron Ben-Horin entered into an two year employment agreement. Pursuant to this agreement, Mr. Ben-Horin became Chief Operating Officer of the Company and shall be entitled to a base salary of $100,000 per annum and participation in Company benefit programs as well as incentive compensation based upon certain established parameters.

The Company has entered into a Licensing Agreement with Marvel Characters, Inc. and Marvel Enterprises, Inc., under which the Company has agreed to pay a licensing fee and royalty in exchange for the use of a worldwide license with Marvel Enterprises, Inc. to manufacture and sell specific categories of products built around the globally recognizable Marvel Super Heroes(R).

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value due to their short-term nature.

NOTE 16 - COMMITMENTS AND CONTINGENCIES

Lease commitments

The Company currently leases its primary office space on a month to month lease. Rent expense for the period ended September 30, 2003 was $48,272.

ROYALTY AGREEMENTS

The Company has a license from Marvel Characters, Inc. and Marvel Enterprises, Inc. for the worldwide rights to use the Marvel universe of characters in the sale and promotion of our product.

Advertising and marketing expenses (which encompass media spending and consumer promotions costs) included in selling, general and administrative expenses amounted to approximately $447,000 for the year ended September 30, 2003.

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSULTING AGREEMENTS

The Company has entered into a part-time sales consulting agreement terminating on June 30, 2005. This agreement requires a monthly non-recoverable payment of $7,500 per month through December 31, 2003. The above minimum monthly payment shall be offset against commissions earned on sales of product at 1/2 of 1%.

The Company has a revenue share agreement with an unrelated entity that provides for 5% of net sales on Genio products up to an aggregate of $20,000,000 in Genio product sales.

EMPLOYMENT AGREEMENTS

The Company has employment agreements with two of it's executive officers; the future minimum payments against these contracts are as follows; fiscal September 30, 2004 - $316,659 and 2005 - $239,994.

Each of these agreements terminate on July 21, 2005. These agreements provide for other benefits such as automobile expense reimbursements up to $1,600 per month plus related expenses. In addition, one of the officer agreements provides for a $7,500 premium reimbursement for a life insurance policy with a face value not to exceed $2,000,000. Stock options issued under these agreements amount to 250,000 shares with an exercise price of $1.50, 50,000 shares vest on execution date of the employment agreement and the remaining vest equally on the six, twelve, eighteen and twenty-fourth month anniversary of the employment agreements.

NOTE 17 -MAJOR CUSTOMERS/SUPPLIER

The Company had sales to three major US retailers which individually represent greater then 10% of total sales. These three major customers represent 44% of the total accounts receivable. The Company believes that the loss of any one of these customers could have an adverse effect on results. The Company has one major supplier, that is a related entity.

NOTE 18 - OTHER TRANSACTIONS

During the quarter ended June 30, 2003, and prior to the reverse merger with Genio, management of the Company commenced a series of transactions that resulted in significant changes to the assets and operations of the Company. As a result of these series of transactions the Company (a) exited the business of leasing employees by selling its Humana subsidiary, and (b) negotiated several settlements with several creditors (CDKNet.com, Inc. and Steven A. Horowitz, the President and a Director of the Company).

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DIVERSIFIED CAPITAL AND CDKNET

On October 22, 2002, as amended on January 5, 2003, the Company entered into an Asset Purchase Agreement wherein the Company purchased from CDKNet.com, Inc., certain assets, namely the entity known as Diversified Capital Holdings, LLC and certain assets of the entity known as the CDKNet, LLC. The owners of Diversified Capital Holdings, LLC ("Diversified") and certain stockholders and officers of CDKNet.com, Inc. were also stockholders and officers of the Company. The purchase price was $339,000 for the assets in the form of a secured promissory note that bears interest at the rate of five percent (5%), payable monthly until February 2006. The assets acquired included stock positions in small public companies, and certain debt instruments. Effective June 30, 2003, the Company reached an agreement to fully settle its obligations under the Note with CDKNet.com, Inc. On July 21, 2003, the Company and CDKNet.com, Inc. executed a settlement agreement (the "CDK Settlement"), pursuant to which the CDK Note has been settled in full without any cash payment by the Company in exchange for (i) the Company's releasing any right, title and interest to 34,750 shares of Series A preferred stock of CDK.net.com, Inc. held by an escrow agent; (ii)cancellation of license of technology held by the Company from CDKNet, LLC; and (iii) assignment by the Company of its right, title, and interest in certain promissory notes held by the Company and certain marketable securities. As a result of this transaction between entities that have common control, the Company recorded an increase to additional paid in capital of $196,310.

HUMANA TRANS SERVICES GROUP, LTD.

On October 22, 2002, (effective date of October 1, 2003) the Company entered into a Stock Purchase Agreement with the shareholders of Humana Trans Services Group, Ltd. ("Humana"), a New York corporation engaged in the business of leasing employees.

In April 2003, the Company decided that Humana did not meet the Company's strategic direction and sold the operations. Pursuant to a Stock Purchase Agreement dated as of April 30, 2003 (the "Stock Purchase Agreement"), between the Company, and Humana Trans Services Holding Corp., a newly formed Delaware corporation ("Purchaser") whose principal officer and stockholder is James W. Zimbler ("JWZ"), a former officer and director of the Company who resigned effective March 31, 2003, the Company sold all the capital stock of Humana to the Purchaser. The Purchaser agreed to pay a purchase price of $255,000 of which $25,000 was paid to the Company at the closing and the balance of $230,000 was to be paid over a two-year period pursuant to a secured promissory note issued by Purchaser and JWZ (the "Purchaser's Note"). As security for the repayment of the Purchaser's Note, JWZ pledged certain stock owned by him including 500,000 shares of common stock of the Company and the Purchaser pledged all of Humana's capital stock with all of such securities delivered to an escrow agent. In addition, separate from such pledge of securities, in conjunction with the sale by the Company of Humana's capital stock to the Purchaser, JWZ agreed, among other things, to return to the Company 1,750,000 shares of common stock of the Company owned by JWZ (the "Returned Shares") and the Company was released from any obligations to JWZ. The Company received the Returned Shares from JWZ and has cancelled and retired such Returned Shares.

                                GENIO GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 10, 2003, the Company agreed to restructure the transaction with the Purchaser and JWZ and entered into a Settlement Agreement dated July 10, 2003, (the "Settlement Agreement"), whereby in consideration of the satisfaction of the Purchaser's Note and exchange of mutual releases, JWZ agreed to transfer to the Company, all right, title and ownership to 325,000 shares of the Company's common stock and 34,750 shares of Series A Preferred Stock of CDKnet.com owned by JWZ (collectively, the "Forfeited Securities"), with the transfer from escrow of the Forfeited Securities effective upon the escrow agent's determination that there are no valid third party claims that affect any of the Forfeited Securities. The Stock Purchase Agreement and the Settlement Agreement resulted in no net gain or loss to the Company.

NOTE 19 - SUBSEQUENT EVENTS

On December 8, 2003 the Company received subscription agreements for a $1.0 million private placement of 476,190 shares of its common stock at the price of $2.10 per share. Investors received Class A warrants to acquire 238,095 shares of common stock at $2.92 per share, exercisable for five years, and warrants Class B which permit the investors to purchase an additional 476,190 shares for $2.10 during the period ending the earlier of 13 months following the closing or 30 trading days after the effective date of a registration statement covering the shares. The shares were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act").

In November 2003, the Company , based upon review of financial statements and other information, entered into a recission agreement with certain individuals who had sold their membership and or stock interests in certain companies to Tele-V prior to the TV Acquisition. In connection with this recission agreement, the applicable purchase agreements for acquisition of membership interests and capital stock were transferred back to the original owners and three hundred fifty eight thousand (358,000) shares of restricted Company common stock were returned to the Company for cancellation and forfeiture. Further a loan from the Company to one of the company's in he amount of $75,000 was forgiven. In conjunction with this transaction, the Company mutually terminated an employment contract by paying severance of $30,000 and by allowing the terminated employee to retain two hundred thousand (200,000) options to acquire Company common stock. Further, the terminated employee will be entitled to delivery of 71,000 shares of restricted common stock of the Company that the terminated employee would have received had he remained employed by the Company through January 17, 2004.

                         PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

                       Genio Group, Inc. and Subsidiaries
                           Consolidated Balance Sheet
                                   (Unaudited)


                                                                           March 31,
                                                                             2004

                              ASSETS

CURRENT ASSETS
  Cash & cash equivalents                                                  $183,087
  Accounts receivable, net                                                1,462,254
  Inventories                                                               970,058
  Prepaid expenses and other current assets                                 321,042
                                                                     -----------------

          Total current assets                                            2,936,441

FURNITURE AND EQUIPMENT  - at cost,
    less accumulated depreciation and amortization of $4,938                 16,899
                                                                     -----------------

          Total Assets                                                   $2,953,340
                                                                     =================

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expense                                   $1,113,264
  Due to officers                                                            65,000
                                                                     -----------------
          Total current liabilities                                       1,178,264

COMMITMENTS and CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, no par value,
    2,000,000 shares authorized, 0 shares issued
  Common stock - par value $.0001, per share; authorized,
  200,000,000 shares; 26,238,918 shares issued and outstanding                2,623
  Additional paid in capital                                             11,819,680
  Accumulated deficit                                                    (7,998,198)
  Unearned consulting services                                           (2,049,029)
                                                                     -----------------
          Total stockholder's equity                                      1,775,076
                                                                     -----------------

          Total liabilities and stockholder's equity                     $2,953,340
                                                                     =================

The accompanying notes are an integral part of this statement.

                       Genio Group, Inc. and Subsidiaries
                      Consolidated Statements Of Operations
                                   (Unaudited)



                                              Three Months       Six Months
                                                  Ended             Ended
                                                 March 31,         March 31,
                                                   2004              2004
                                               ------------     ------------

Net sales                                      $  1,189,283     $  2,378,139
Cost of sales                                       500,365          764,903
                                               ------------     ------------

          Gross profit                              688,918        1,613,236

Selling expenses                                    458,281        1,258,749
General and administrative expenses                 575,915        1,179,503
Equity based compensation                           315,091        1,530,480
Depreciation and amortization                         1,422            2,594
                                               ------------     ------------

          Loss from operations                     (661,791)      (2,358,090)

Other income and (expense)
    Penalties                                       (57,715)        (128,715)
    Miscellaneous                                       440          (17,231)
                                               ------------     ------------

Loss before provision for income taxes             (719,066)      (2,504,037)
Provision for income taxes                                0                0
                                               ------------     ------------

Net loss                                          ($719,066)     ($2,504,037)
                                               ============     ============

Basic and diluted earnings (loss) per share          ($0.03)          ($0.10)
                                               ============     ============

Weighted-average shares outstanding-
    basic and diluted                            26,238,918       25,997,759
                                               ============     ============


The accompanying notes are an integral part of this statement.

                       Genio Group, Inc. and Subsidiaries
                      Consolidated Statements Of Cash Flows
                                   (Unaudited)

                                                               Six Months Ended
                                                                   March 31,
                                                                     2004
                                                                 -----------
Cash flows from operating activities
  Net loss                                                       ($2,504,037)
  Adjustments to reconcile net loss to net
  cash used in operating activities
    Depreciation and amortization                                      2,594
    Equity based compensation                                      1,543,880
    Changes in assets and liabilities
      Accounts receivable                                           (421,586)
      Inventories                                                    127,344
      Prepaid expenses and other current assets                     (124,661)
      Accounts payable and accrued expense                           480,049
      Deferred revenue                                              (433,367)
                                                                 -----------
          Net cash used in operating activities                   (1,329,784)
                                                                 -----------

Cash flows from investing activities
    Purchase of furniture and equipment                               (7,771)

                                                                 -----------
          Net cash used in investing activities                       (7,771)
                                                                 -----------
Cash flows from financing activities
    Common stock issued, net                                         941,500
    Loan from officers                                                65,000
                                                                 -----------
          Net cash provided by financing activities                1,006,500
                                                                 -----------

          NET INCREASE (DECREASE) IN CASH                           (331,055)
Cash at beginning of period                                          514,142
                                                                 -----------

Cash at end of period                                               $183,087
                                                                 ===========

The accompanying notes are an integral part of this statement.

                                GENIO GROUP, INC.
                   Notes to Consolidated Financial Statements

Note 1.  Basis of Presentation

         The accompanying unaudited condensed consolidated financial statements of Genio Group, Inc. ("Genio" or the "Company") included herein have been prepared in accordance with generally accepted accounting principles for interim period reporting in conjunction with the instructions to Form 10-QSB. Accordingly, these statements do not include all of the information required by generally accepted accounting principles for annual financial statements, and are subject to year-end adjustments. In the opinion of management, all known adjustments (consisting of normal recurring accruals and reserves) necessary to present fairly the financial position, results of operations and cash flows for the three and six month periods ended March 31, 2004 have been included. The interim statements should be read in conjunction with the financial statements and related notes included in the Company's Form 10-KSB for the year ended September 30, 2003.

         The financial statements set forth herein represent the operations of Genio Inc. and its subsidiaries for the three and six month periods ended March 31, 2004. Genio Group had no operations in March 2003 therefore there is no comparative data. The operating results for the three and six months ended March 31, 2004 are not necessarily indicative of the results to be expected for the full year.


Note 2 - Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Genio Group, Inc. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

The Company considers investments in highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

INVENTORIES

The Company's inventory consists entirely of finished goods. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method. Estimated useful lives used in computing depreciation range from three to five years for equipment and furniture and the remaining lease period for leasehold improvements. In accordance with SFAS 144, the Company periodically evaluates the carrying value of its property, plant and equipment for circumstances which may indicate impairment. Maintenance and repairs are expensed as incurred.

REVENUE RECOGNITION

Revenue related to sales of the Company's products is generally recognized when products are shipped, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Sales made with a return privilege are accounted for pursuant to SFAS # 48 "Revenue Recognition When Right of Return Exists."

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reporting of assets and liabilities as of the dates of the financial statements and revenues and expenses during the reporting period. These estimates primarily relate to the sales recognition, allowance for doubtful accounts, inventory obsolescence and asset valuations. Actual results could differ from these estimates.

INCOME TAXES

The Company provides for deferred income taxes resulting from temporary differences between the valuation of assets and liabilities in the financial statements and the carrying amounts for tax purposes. Such differences are measured by applying statutory tax rates and laws in effect at the balance sheet date to the differences among book and tax basis of the assets and liabilities.

STOCK OPTIONS

The Company accounts for stock-based compensation based on the intrinsic value of stock options granted in accordance with the provisions APB 25 "Accounting for Stock Issued to Employees" and SFAS 123, "Accounting for Stock-Based Compensation," and SFAS #148.

In determining the pro forma amounts under SFAS 123 and SFAS 148, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield in any year; risk free interest rate of 4.0%, estimated volatility of 76% and expected life of 2-3 years.

CONCENTRATION OF CREDIT RISK

Periodically, the Company holds cash in the bank in excess of $100,000, which exceeds the FDIC insurance limits and is therefore uninsured.


STOCK BASED COMPENSATION

The following table illustrates the effect on net loss and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

--------------------------------------------------------------------------------------
                                                       For the           For the
                                                    Three months        Six months
                                                       ended              ended
                                                   March 31, 2004     March 31, 2004
--------------------------------------------------------------------------------------
Net loss available to common
shareholder, as reported                             $(719,066)       $(2,504,037)
--------------------------------------------------------------------------------------
Add: Stock-based employee
compensaiton expense included in
reported net loss, net of related tax effects          315,091          1,530,480
--------------------------------------------------------------------------------------
Deduct: Total stock-based employee
compensation expense determined under
fair value bsed method for all awards,
net of related tax effects                            (315,091)        (1,530,480)
--------------------------------------------------------------------------------------
Pro-forma net loss available to common
shareholder                                          $(719,066)       $(2,504,037)
--------------------------------------------------------------------------------------
Earnings per share:
--------------------------------------------------------------------------------------
Basic - as reported                                      $(.03)            $(0.10)
--------------------------------------------------------------------------------------
Basic - pro-forma                                        $(.03)            $(0.10)
--------------------------------------------------------------------------------------


The Company accounts for non-employee stock transactions in accordance with SFAS No. 123 and EITF 96-18.

NEW ACCOUNTING PRONOUNCEMENTS

In May 2003, the FASB issued Statements of Financial Accounting Standards No. 150 ("SFAS No. 150"), SFAS No. 150 established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This SFAS is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 will not have a material effect on the financial statements.


In December 2003, the FASB revised SFAS No. 132 Employers' Disclosures about Pensions and Other Post Retirement Benefits. This revision requires additional disclosures to those in the original SFAS No. 132 about assets, obligations, cash flows and net periodic benefit cost of deferred benefit pension plans and other deferred benefit post-retirement plans. The required information should be provided separately for pension plans and for other post-retirement benefit plans. This statement revision is effective for fiscal year ending after December 14, 2003 and interim periods beginning after December 15, 2003. The adoption of this revision is not expected to have a material impact on our results of operations, financial position or disclosures.

The Company has adopted all of the above new accounting pronouncements.

Note 3 - Capital Stock

On July 21, 2003, the Company acquired Genio Inc. through the issuance by the Company of an aggregate of 15,484,448 shares of common stock, reflecting 65% of the 23,822,228 shares of common stock in total outstanding post-closing with the management of Genio Inc. controlling and operating the Company. This transaction has been accounted for as a reverse acquisition by Genio Inc. The capital structure of the Company has been recapitalized to account for the equity structure subsequent to the acquisition as if Genio Inc. had been the issuer of the common stock for all periods presented.

In July 2003 the Company, through a private placement of its equity securities to accredited investors raised an aggregate total of $3 million in proceeds in such private placement by issuing 3 million shares of restricted common stock and warrants to acquire 3 million shares of common stock at an exercise price of $1.50 per share, exercisable for an eighteen month period. The proceeds of such private offering were utilized by the Company for development and inventory purchases for its Genio Card.

During the quarter ended December 31, 2003, the Company issued 376,000 shares at various prices in lieu of cash for services provided by consultants and other professionals. The Company valued these shares using the closing price per share of the Company's common stock on the date the underlying shares were granted. The Company recorded expense of $717,200 related to these services.

In November 2003, the Company, based upon review of financial statements and other information, entered into a recission agreement with certain individuals who had sold their membership and or stock interests in certain companies to Tele-V prior to the TV Acquisition. In connection with this recission agreement, the applicable purchase agreements for acquisition of membership interests and capital stock were transferred back to the original owners and three hundred fifty eight thousand (358,000) shares of restricted Company common stock were returned to the Company for cancellation and forfeiture. Further a loan from the Company to one of the company's in the amount of $75,000 was forgiven. In conjunction with this transaction, the Company mutually terminated an employment contract by paying severance of $30,000 and by allowing the terminated employee to retain two hundred thousand (200,000) options to acquire Company common stock. Further, the terminated employee will be entitled to delivery of 71,000 shares of restricted common stock of the Company that the terminated employee would have received had he remained employed by the Company through January 17, 2004.

On December 8, 2003 the Company received subscription agreements for a $1.0 million private placement of 476,190 shares of its common stock at the price of $2.10 per share. Investors received Class A warrants to acquire 238,095 shares of common stock at $2.92 per share, exercisable for five years, and warrants Class B which permit the investors to purchase an additional 476,190 shares for $2.10 during the period ending the earlier of 13 months following the closing or 30 trading days after the effective date of a registration statement covering the shares. The shares were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act").

Note 4 - Stock Options and Warrants


a. Warrants

Warrant activity for the six-month period ended March 31, 2004 is summarized as follows:

                                                              Weighted
                                                               Average
                                              Warrants      Exercise Price
                                              -----------   --------------
Outstanding at September 30, 2003             3,000,000        $1.50
     Issued                                     914,285        $2.14
     Expired or cancelled                             0            -
                                              ---------        -----
Outstanding at March 31, 2004                 3,914,285        $1.65
                                              =========        =====

The following table summarizes information about warrants outstanding and exercisable at March 31, 2004:

                                              Outstanding
                              -------------------------------------------
                                             Weighted-         Weighted-
                               Number of      Average            average
                              Underlying     Remaining          exercise
Exercise prices                 Shares     life in years          price
-------------------------------------------------------------------------
$1.30                          200,000           2.25           $1.30
$1.50                        3,000,000           1.38            1.50
$2.10                          476,190            .75            2.10
$2.92                          238,095           4.75            2.92
                             ---------       ---------      ---------
                             3,914,285           1.59          $ 1.65
                             =========       =========      =========

All of the above warrants are currently exercisable.

b. Stock Option Plans

         The Company accounts for stock options it issues under APB Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation expense is recognized, provided such stock options were issued at market price. The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," for disclosure purposes; accordingly, no compensation expense is recognized in the results of operations for options granted at fair market value as required by APB Opinion No. 25.

         Stock option activity for the six month period ended March 31, 2004 for both qualified and unqualified options is summarized as follows:

                                                               Weighted
                                                 Number of     Average
                                                Underlying     Exercise
                                                  Shares         Price
                                                 ---------    ------------
Outstanding at September 30, 2003                1,696,000       $1.50
     Granted                                     1,350,000       $2.74
     Exercised                                           0           -
     Expired or cancelled                                0           -
                                                 ---------       -----
Outstanding at March 31, 2004                    3,046,000       $2.05
                                                 =========       =====

Information, at date of issuance, regarding stock option grants during the period ended March 31, 2004:

                                                       Weighted-   Weighted-
                                                       Average      Average
                                                       Exercise      Fair
                                           Shares       Price        Value
                                           ------       -----        -----
Period ended March 31, 2004              3,046,000      $2.05       $2.35

Exercise price is less than market price.

         The following table summarizes information about warrants and options outstanding and exercisable at March 31, 2004:

                                                 Outstanding and exercisable
    -----------------------------------------------------------------------------------------------------
                                                                        Weighted-
                                                   Weighted-average     Average
                                    Number         remaining life      Exercise                Number
    Range of exercise prices:    Outstanding          in years            Price              Exercisable
    -----------------------------------------------------------------------------------------------------
    $.01 to $1.00                 200,000               $1.33            $ .87                   200,000
    $1.30                         200,000               $2.25            $1.30                   200,000
    $1.50                       4,246,000               $1.61            $1.50                 4,025,000
    $2.00 - $3.00               2,314,285               $3.46            $2.55                 1,185,118
                              ------------                                                     ----------
                                6,760,285                                                       5,410,118
                              ============                                                     ==========

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Penalties

         In connection with a private placement of common stock and warrants to purchase common stock in July 2003, the Company agreed to file a registration statement for the resale of the common stock and shares of common stock underlying the warrants by October 21, 2003. As of May 17, 2004, the Company has not filed said registration statement and is required to pay penalties at the rate of 1% of the purchase price paid for each 30 days the filing is late. As of March 31, 2004, the Company had accrued penalties of $71,000.

         In connection with a private placement in December 8, 2003 of common stock and warrants, the Company agreed to file a registration statement for the resale of the common stock and shares of common stock underlying the warrants by January 8, 2004. As of May 17, 2004, the Company has not filed said registration statement and is required to pay penalties at the rate of 2% of the subscription amount paid for each 30 days the filing is late, plus interest at 15% per annum until said amount is paid. The Company has accrued penalties and interest in the amount of $56,879.

Royalty Agreements

         On March 27, 2003 the Company entered into a license agreement with Marvel Enterprises, Inc. and Marvel Characters, Inc. for the use of Marvel characters. Subsequent to this agreement on September 25, 2003 the Company entered in an amendment to the above agreement changing the royalty percentage to 12% of net business to business sales and 7% on direct to consumer sales. For the period ending March 31, 2004 and December 31, 2003 royalty expense was $149,323 and $72,999 respectively.

Consulting Agreements

         The Company has entered into a part-time sales consulting agreement terminating on June 30, 2005 pursuant to which a consultant is entitled to receive 1/2 of 1% commission on the sale of Genio products. The consultant has been prepaid an amount of $22,500 (non-recoverable) against such royalties.

         On June 18, 2003, the Company entered into a revenue sharing agreement with GilGlobal Inc. pursuant to which GilGlobal provided the Company with $250,000 as interim funding for prototype materials and art works necessary for printing products in connection with scripts, albums and cards under the Marvel license. In exchange for the funding, the Company agreed to pay GilGlobal five percent of the first five million dollars of our net revenue and an additional three percent from all our revenues above five million dollars. The term of the revenue share agreement is until June 17, 2013. For the periods ending December 31, 2003 and March 31, 2004 these amounted to $59,442 and $70,484, respectively.

EMPLOYMENT AGREEMENTS

         The Company has employment agreements with four of its executive officers. The future minimum payments against these contracts are as follows: through September 30, 2004 - $526,244; fiscal 2005 - $494,995, fiscal 2005 -
$303,750; and fiscal 2006 - $16,250.

NOTE 5 - LICENSING AGREEMENTS

         In January 2004 the Company entered into a license agreement with Spin Master, Ltd., a Canadian developer and North American distributor of Mighty Beanz(TM), for the use of Mighty Beanz characters in a new Genio Cards(TM) series that we launched in April 2004. The license agreement provides the Company with access to hundreds of Mighty Beanz characters for use in a collectible card series aimed at children ages 5 through 12 in North America. The initial launch of the Mighty Beanz series of Genio Cards consisted of two 40-card Starter Decks, each of which includes one free Mighty Beanz toy and a 9-card booster pack. The first card series features a total of 90 different cards. In March 2004 the Company entered into a licensing agreement with Moose Enterprises Pty Ltd for the distribution of Mighty Beanz(TM) in the rest of the world outside North America. We made total prepayments of $65,000 to Spin Master and Moose during the period ended March 31, 2004.

--------------------------------------------------------------------------------








                                GENIO GROUP, INC.

                                   16,652,145
                                     Shares
                                       of
                                  Common Stock




                                   PROSPECTUS





YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.








                                    ___, 2004
--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         We shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the state of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom we shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of the stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         Our board of directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this registration statement, the board of directors has not extended indemnification rights to persons other than directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

                     Nature of Expense                              Amount
-------------------------------------------------------      -------------------
SEC Registration fee                                         $        917.78
Accounting fees and expenses                                       10,000.00
Legal fees and expenses                                            50,000.00
TOTAL                                                        $     60,917.78


* Estimated.

ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES

         On July 21, 2003 we issued 15,484,448 shares of our common stock to four shareholders of Genio Inc. and its subsidiaries who are related to each other but were not related to us at the time of the exchange. The exchange was negotiated directly with the recipients of the shares without any general solicitation. The securities we issued are "restricted" securities and the certificates representing the securities bear a legend to that effect. No brokers were retained to assist us in these transactions. The offering is claimed to be exempt under Section 4(2) of the Securities Act of 1933, as amended.

         We completed a private placement of 3,000,000 shares of our common stock and 3,000,000 warrants on July 23, 2003. Each warrant allows the holder to acquire an additional share of our common stock for $1.50 until July 23, 2005. A total of 19 investors purchased 2,000,000 of the shares and 2,000,000 of the warrants directly from us and six investors purchased 1,000,000 shares and 500,000 warrants from us through Vfinance Investments, Inc., a registered broker-dealer, who acted as our placement agent. The placement agent received a commission of $80,000 and 500,000 warrants, which are identical to the warrants issued to the investors, as a placement fee. The offering was made without any general solicitation and each investor represented in the securities purchase agreement that they were "accredited" investors as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. The securities we issued are "restricted" securities and the certificates representing the securities bear a legend to that effect. No brokers were retained to assist us with the offering and we filed a Form D with the Commission and in the states where the investors reside where such filing is required under state law. The offering is claimed to be exempt under Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933, as amended.

         On September 26, 2003 we issued 895,000 shares of our common stock to several persons we believe are accredited investors. 827,500 of the shares issued were issued to 14 unaffiliated consultants for different types of consulting services under various consulting agreements. We issued the remaining 67,500 shares to settle various claims that arose prior to July 2003. Each of these transactions was negotiated directly with the recipient of the shares without any general solicitation. The securities we issued are "restricted" securities and the certificates representing the securities bear a legend to that effect. No brokers were retained to assist us in these transactions. The offering is claimed to be exempt under Section 4(2) of the Securities Act of 1933, as amended.

         We completed a private placement of 476,190 shares of our common stock on December 8, 2003 and received proceeds of $1,000,000. The investors also were issued 238,095 Class A warrants and 476,190 Class B warrants. The Class A warrants allow the investors to acquire an additional 238,095 shares of our common stock for $2.92 per share for a period of five years. The Class B warrants allow the investors to acquire an additional 476,190 shares of our common stock for $2.10 per share during the period commencing December 8, 2003 and ending the earlier of January 8, 2005 or 30 trading days after the effective date of the registration statement covering our shares of common stock issued to the investors in the placement. The offering was made without any general solicitation and purchased by six investors, each of whom represented in the securities purchase agreement that they were "accredited" investors as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. The securities we issued are "restricted" securities and the certificates representing the securities bear a legend to that effect. No brokers were retained to assist us with the offering and we filed a Form D with the Commission and in the states where the investors reside where such filing is required under state law. The offering is claimed to be exempt under Rule 506 of Regulation D under the Securities Act of 1933, as amended.

         In July 2004 we issued 1,766,670 shares of our common stock to several persons who purchased our shares of common stock as part of the private placements in July 2003 and December 2003 to settle various claims that arose in connection with such person's right to register the shares they purchased. Each of these transactions was negotiated directly with the recipient of the shares without any general solicitation. The securities we issued are "restricted" securities and the certificates representing the securities bear a legend to that effect. No brokers were retained to assist us in these transactions. The offering is claimed to be exempt under Section 4(2) and Section 4(6) of the Securities Act of 1933, as amended.

         On July 13, 2004 we entered into an agreement with Crestview Master, LLC, pursuant to which Crestview invested in us $1,500,000 in the form of a convertible debenture. The debenture is convertible into shares of common stock at a conversion price of $0.50 per share, subject to certain adjustments and anti-dilution provisions. In addition, we granted Crestview a warrant to purchase up to 900,000 shares of common stock at an exercise price of $0.80 per share and a warrant to purchase up to 900,000 shares of common stock at an exercise price of $1.00 per share. We anticipate amending our certificate of incorporation in the next year to provide for the issuance of preferred stock and upon the effectiveness of such amendment to convert the debenture into new shares of our preferred stock. The offering was made without any general solicitation and purchased by [1] investor, whom represented in the securities purchase agreement it is an "accredited" investor as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. The securities we issued are "restricted" securities and the certificates representing the securities bear a legend to that effect. We filed a Form D with the Commission and in the states where the investors reside where such filing is required under state law. The offering is claimed to be exempt under Rule 506 of Regulation D,
Section 4(2) of the Securities Act of 1933, as amended.

         On July 22, 2004 we entered into an agreement with Ocean Drive Capital, LLC pursuant to which Ocean invested in us $100,000 on terms that are substantially identical to those of the Crestview investment. We granted Sloan Securities a warrant to purchase up to 60,000 shares of common stock at an exercise price of $0.80 per share and a warrant to purchase up to 60,000 shares of common stock at an exercise price of $1.00 per share. The offering was made without any general solicitation and purchased by one investor that represented in the securities purchase agreement it was an "accredited" investor as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. The securities we issued are "restricted" securities and the certificates representing the securities bear a legend to that effect. We filed a Form D with the Commission and in the states where the investors reside where such filing is required under state law. The offering is claimed to be exempt under Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933, as amended.

         On July 30, 2004 we entered into an agreement with Turquoise Partners, LLC pursuant to which Turquoise invested in us $150,000 on terms that are substantially identical to those of the Crestview investment. We granted Sloan Securities a warrant to purchase up to 90,000 shares of common stock at an exercise price of $0.80 per share and a warrant to purchase up to 90 shares of common stock at an exercise price of $1.00 per share. The offering was made without any general solicitation and purchased by 1 investors, whom represented in the securities purchase agreement that they were "accredited" investors as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. The securities we issued are "restricted" securities and the certificates representing the securities bear a legend to that effect. We filed a Form D with the Commission and in the states where the investors reside where such filing is required under state law. The offering is claimed to be exempt under Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27.      EXHIBITS.

a. Exhibits

         The Exhibits are included as part of this registration statement. Each item that is incorporated by reference form a previous filing is indicated by a number in parenthesis. Items electronically filed with this filing are indicated with an "F." Each item that has an exhibit number highlighted by an asterix (*) is a management contract or compensation plan.


Exhibit No           Description                                                                Identifiers

2.1                  Agreement of Sale, dated January 2003, between CDKnet.Com, Inc.            (1)
                     and National Management Consulting, Inc. (as predecessor to Genio
                     Group, Inc.)

2.2                  Stock Purchase Agreement, dated April 30, 2003, between Humana             (2)
                     Trans Services Group, Inc. and National Management Consulting,
                     Inc. (as predecessor to Genio Group, Inc.)

2.3                  Stock Purchase Agreement, dated July 9, 2003, among National               (3)
                     Management Consulting, Inc. (as predecessor to Genio Group,
                     Inc.), Tele-V, Inc. and Shai Bar-Lavi

3.1                  By-laws                                                                    (13)

3.2                  Certificate of Incorporation, dated December 24, 1969, of Tyconda          (4)
                     Minerals Corp. (DE)

3.3                  Certificate of Amendment, dated May, 1983, changing name from              (4)
                     Tyconda Minerals Corp. to Hy-Poll Technology, Inc.

3.4                  Certificate of Amendment, dated September 22, 1996, changing name          (4)
                     from Hy-Poll Technology, Inc. to  Universal Turf, Inc.

3.5                  Certificate of Amendment, dated November 10, 1999, changing name           (5)
                     from Universal Turf, Inc. to Universal Media Holdings, Inc.

3.6                  Certificate of Amendment, dated October 23, 2002, changing name            (6)
                     from Universal Media Holdings, Inc. to National Management
                     Consulting, Inc.

3.7                  Certificate of Amendment, dated July 21, 2003, changing name from          (7)
                     National Management Consulting, Inc. to Genio Group, Inc.

4.1                  Specimen Stock Certificate                                                 (12)

4.2                  Form of Warrant, dated July 2003, having an exercise price of              (12)
                     $1.50

4.3                  Form of (A) Warrant, dated November 2003, having an exercise               (12)
                     price of $2.92 per share



                                      II-3

4.4                  Form of (B) Warrant, dated November 2003, having an exercise               (12)
                     price of $2.10 per share

4.5                  Warrant, dated May 4, 2004, having an exercise price of $1.0625            (12)
                     per share issued to IIG Capital, LLC.

4.6                  Series A-1 Warrant, dated July 13, 2004, issued by the Company to          (15)
                     Crestview Master, LLC

4.7                  Series A-2 Warrant, dated July 13, 2004, issued by the Company to          (15)
                     Crestview Master, LLC

4.8*                 Series A-1 Warrant, dated July 22, 2004, issued by the Company to
                     Ocean Drive Capital, LLC

4.9*                 Series A-2 Warrant, dated July 22, 2004, issued by the Company to
                     Ocean Drive Capital, LLC

4.10                 Convertible Debenture, dated July 13, 2004, issued by the Company          (15)
                     to Crestview Master, LLC

4.12*                Convertible Debenture, dated July 22, 2004, issued by the Company to Ocean Drive Capital, LLC

4.13*                Convertible Debenture, dated July 22, 2004, issued by the Company to Turquoise Partners, LLC

4.14*                Series A-1 Warrant, dated July 22, 2004, issued by the Company to          (15)
                     Turquoise Partners, LLC

4.15*                Series A-2 Warrant, dated July 22, 2004, issued by the Company to          (15)
                     Turquoise Partners, LLC

5.1*                 Legal Opinion of Jenkens & Gilchrist Parker Chapin LLP

10.2                 License Agreement, dated March 27, 2003, between Marvel                    (13)
                     Characters, Inc., Marvel Enterprises, Inc. and  Tele-V

10.3                 Employment Agreement, dated July 21, 2003, between National                (7)
                     Management Consulting, Inc. (as predecessor to Genio Group, Inc.)
                     and Shai Bar-Lavi

10.4                 Employment Agreement, dated July 21, 2003, between National                (7)
                     Management Consulting, Inc. (as predecessor to Genio Group, Inc.)
                     and Yaron Ben-Horin

10.7                 Amendment to License Agreement, dated September 25, 2003, between          (13)
                     Marvel Characters, Inc., Marvel Enterprises, Inc. and Genio
                     Group, Inc.

10.8                 Media Buying Agreement, dated October 24, 2003, between CB                 (9)
                     Associates, LLC and National Management Consulting, Inc. (as
                     predecessor to Genio Group, Inc.)

10.9                 Amendment of Media Buying Agreement, dated November 18, 2003,              (9)
                     between  CB Associates, LLC and National Management Consulting,
                     Inc. (as predecessor to Genio Group, Inc.)

10.10                Distribution Agreement, dated September 30, 2003, between Tomy UK          (13)
                     Ltd. and Genio Group, Inc.

10.11                Employment Agreement, dated October 28, 2003, between Susan                (12)
                     Eisner and Genio Group, Inc.

10.12                Employment Agreement, dated November 3, 2003, between Andrew J.            (12)
                     Schenker and Genio Group, Inc.

10.13                Form of Registration Rights Agreement, dated November, 2003                (12)

10.14                Form of Registration Rights Agreement, dated July, 2003                    (12)


                                      II-4

10.15                Fulfillment Services Agreement, dated June 4, 2003, between .Com           (13)
                     Distributions Corp. and Genio, Inc.

10.16                Revenue Share Agreement, dated June 18, 2003, between                      (13)
                     GilGlobal Inc. and Tele-V

10.17                Loan and Security Agreement, dated May 4, 2004, between the                (13)
                     Company and IIG Capital, LLC

10.18                License Agreement, dated January 23, 2004, between the Company             (14)
                     and Spin Master, Ltd.

10.19                License Agreement, dated April 3, 2004, between the Company and            (14)
                     Moose Enterprises Pty Ltd.

10.20                Securities Purchase Agreement, dated July 13, 2004, between the            (14)
                     Company and Crestview Master, LLC

10.21*               Securities Purchase Agreement, dated July 22, 2004, between the
                     Company and Ocean Drive Capital, LLC

10.22*               Gupi Marketing Agreement, dated May 27, 2004, between the Company and Cutting Edge Toys, S.A.

10.23*               Securities Purchase Agreement, dated July 22, 2004 between the
                     Company and Turquoise Partners, LLC

15                   Letter on Unaudited Interim Financial Information

21                   Subsidiaries of the Small Business Issuer                                  (12)

22                   Consent of Jenkens & Gilchrist, Parker, Chapin, LLP (included in
                     Exhibit 5.1)

23.1                 Consent of Radin Glass & Co., LLP

---------
* To be filed by amendment.

(1)     Incorporated by reference to Form 8-K/A Report filed January 17, 2003
(2)     Incorporated by reference to Form 8-K Report filed May 13, 2003
(3)     Incorporated by reference to Form 8-K Report filed July 14, 2003
(4)     Incorporated by reference to Form 8-K Report filed April 14, 2000
(5)     Incorporated by reference to Form 8-K/A Report filed June 30, 2000
(6)     Incorporated by reference to Form 8-K Report filed October 30, 2002
(7)     Incorporated by reference to Form 10-QSB filed August 20, 2003
(8)     Incorporated by reference to Form 8-K Report filed March 5, 2003
(9)     Incorporated by reference to Form S-8 filed November 20, 2003
(10)    Incorporated by reference to Form 8-K filed August 6, 2003
(11)    Incorporated by reference to Form 8-K/A filed June 6, 2003
(12)    Incorporated by reference to Form 10-KSB filed January 13, 2004
(13)    Incorporated by reference to Form 10-QSB filed May 17, 2004
(14)    Incorporated by reference to Form 8-K filed July 28, 2004

ITEM 28.      UNDERTAKINGS.

(A) The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on July 30, 2004.

                                     GENIO GROUP, INC.


                                     By: /s/ Shai Bar-Lavi
                                         ------------------------------------
                                         Shai Bar-Lavi, Chief Executive Officer
                                         and  Chairman of the Board of Directors


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                             Title                            Date

/s/ Shai Bar Lavi               Chairman of the Board and          July 30, 2004
------------------------        Chief Executive Officer
   Shai Bar-Lavi


/s/ Andrew J. Schenker          Chief Financial Officer,           July 30, 2004
------------------------        Secretary and Director
Andrew J. Schenker